UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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STONE ENERGY CORPORATION
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STONE ENERGY CORPORATION

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Thursday, May 24, 2012

To the Stockholders of Stone Energy Corporation:

The 2012 Annual Meeting of Stockholders (the “Annual Meeting”) of Stone Energy Corporation (“Stone”) will be held on Thursday, May 24, 2012 at 10:00 a.m., local time, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana 70130, for the following purposes:

(1)	To elect 10 individuals to Stone’s Board of Directors;

(2)	To ratify the appointment of Ernst & Young LLP as Stone’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

(3)	To hold an advisory vote to approve named executive officer compensation; and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Information relevant to these matters is set forth in the accompanying proxy statement.

The close of business on March 26, 2012 was fixed as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we ask that you vote as soon as possible. You may vote by mailing a completed proxy card, by telephone or via the Internet. For detailed information regarding voting instructions, please refer to the section entitled “Voting Rights and Solicitation—Voting by Mail, via the Internet or by Telephone” in the accompanying proxy statement.

By Order of the Board of Directors,

Andrew L. Gates, III
Lafayette, Louisiana April 11, 2012	Senior Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF

PROXY MATERIALS FOR THE STOCKHOLDERS
MEETING TO BE HELD ON MAY 24, 2012

This Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2012 Annual Meeting of Stockholders, the 2011 Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Stone Energy Corporation are available at http://bnymellon.mobular.net/bnymellon/sgy.

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STONE ENERGY CORPORATION

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

(337) 237-0410

PROXY STATEMENT

This proxy statement is furnished to you in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of Stone Energy Corporation (“we”, “our” or “Stone”) for use at the Annual Meeting to be held on Thursday, May 24, 2012 at 10:00 a.m., local time, at the Windsor Court Hotel, 300 Gravier Street, New Orleans, Louisiana 70130, or at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”). The Windsor Court Hotel is conveniently located in the heart of the Central Business District in downtown New Orleans and is directly across from Harrah’s Casino within 3 blocks walking distance of the French Quarter, Mississippi River and Warehouse/Arts District; please go to www.windsorcourthotel.com for more information (including directions).

The solicitation of proxies by the Board will be conducted primarily by mail. In addition, our officers, directors and employees may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services. We have retained Computershare Shareowner Services to host our required cookies-free website for proxy materials for a fee of $8,000, to aid in the distribution of proxy materials, and to provide voting and tabulation services for the Annual Meeting. In addition, we will reimburse brokers, banks, and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of our common stock. We will bear the costs of the solicitation, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders.

These proxy materials are being mailed to our stockholders on or about April 11, 2012.

PURPOSE OF ANNUAL MEETING

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this proxy statement.

VOTING RIGHTS AND SOLICITATION

Voting; Revocation

At the close of business on March 26, 2012, the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting, there were 49,472,468 shares of common stock outstanding, each share of which is entitled to one vote. Common stock is the only class of our outstanding securities entitled to receive notice of and to vote at the Annual Meeting.

If you are a registered stockholder, you may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	timely submitting a proxy with new voting instructions using the telephone or Internet voting system;

•	voting in person at the Annual Meeting by completing a ballot; however, attending the Annual Meeting without completing a ballot will not revoke any previously submitted proxy;

•	timely delivery of a valid, later-dated executed proxy card; or

•	filing an instrument of revocation received by the Secretary of Stone Energy Corporation at 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, by 10:00 a.m. on May 23, 2012.

If you are a street-name stockholder and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

In the absence of a revocation, shares represented by the proxies will be voted at the Annual Meeting.

Voting by Mail, via the Internet or by Telephone

Registered Stockholders. Stockholders whose shares are registered in their own name may vote by mailing a completed proxy card, via the Internet or by telephone. Instructions for voting via the Internet or by telephone are set forth on the enclosed proxy card. To vote by mailing a proxy card, sign, date and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you direct. In the event no directions are specified, the proxies will be voted FOR each of the nominees for director, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, FOR the advisory vote to approve named executive officer compensation, and in the discretion of the proxy holders (Richard A. Pattarozzi, David H. Welch and B.J. Duplantis) as to any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Street Name Holders. If your shares are registered in the name of a bank or brokerage firm and you have not elected to receive your proxy materials electronically, you may nevertheless be eligible to vote your shares over the Internet or by telephone rather than by mailing a completed voting instruction card provided by the bank or brokerage firm. Please check the voting instruction card provided by your bank or brokerage firm for availability and directions. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the prepaid and addressed envelope provided.

Quorum; Required Votes

The presence at the Annual Meeting of a majority of shares of our common stock issued and outstanding and entitled to vote, present in person or by proxy, is necessary to constitute a quorum. Each vote represented at the Annual Meeting in person or by proxy will be counted toward a quorum. If a quorum is not present, the Annual Meeting may be adjourned from time to time until a quorum is obtained.

Under the rules of the New York Stock Exchange (“NYSE”), brokers holding shares of record for a customer have the discretionary authority to vote on some matters if the brokers do not receive timely instructions from the customer regarding how the customer wants the shares voted. There are also non-discretionary matters for which brokers do not have discretionary authority to vote even if they do not receive timely instructions from the customer. When a broker does not have any discretion to vote on a particular matter, the customer has not given timely instructions on how the broker should vote the customer’s shares and the broker indicates it does not have authority to vote the customer’s shares on its proxy, a “broker non-vote” results. Although any broker non-vote would be counted as present at the Annual Meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters. For Item 2 to be voted on at the Annual Meeting, brokers will have discretionary authority in the absence of timely instructions from their customers. Items 1 and 3 are non-discretionary matters, and brokers will not have discretionary authority for Items 1 and 3 in the absence of timely instructions from their customers.

Recommendations of the Board

The agenda for the Annual Meeting includes the following items:

Agenda Item		Board Recommends Vote
Item 1.	Election of directors	FOR
Item 2.	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2012	FOR
Item 3.	Advisory vote to approve named executive officer compensation	FOR

Item 1. (Election of Directors). To be elected, each nominee for election as a director must receive the affirmative vote of a plurality of the votes of the shares of common stock cast at the Annual Meeting. This means that director nominees with the most votes are elected. Votes may be cast in favor of or withheld from the election of each nominee. Votes that are withheld from a director’s election will be counted toward a quorum but will not affect the outcome of the vote on this Item. Broker non-votes will not be taken into account in determining the outcome of this Item.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES IDENTIFIED IN ITEM 1.

Item 2. (Ratification of the appointment of the independent registered public accounting firm). Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012 requires the affirmative vote of the holders of a majority of the votes of the shares of common stock cast on this Item at the Annual Meeting. Abstentions will not affect the outcome of the vote on this Item.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ITEM 2.

Item 3. (Advisory vote to approve named executive officer compensation). Approval of this Item requires the affirmative vote of the holders of a majority of the votes of our common stock cast at the Annual Meeting with respect to this Item 3. Abstentions and broker non-votes will not be counted as votes cast, and, accordingly, will not affect the outcome of the vote on this Item. While this vote is required by law, it will neither be binding on our company or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, our company or the Board. However, the views of our stockholders are important to us, and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

Our executive compensation program is based on a philosophy of paying for performance and tying a significant portion of executive pay to the achievement of long-term stockholder growth. During 2011, we held our first advisory vote on executive compensation and received 37,661,599 votes in favor of the proposal (97% of the votes cast). We felt this result reflected validation from our stockholders of our pay philosophy and approach. Consequently, the core components of our pay philosophy and strategy did not change during 2011.

We urge you to read the section entitled “Compensation Discussion and Analysis,” which discusses in detail how our executive compensation program implements our compensation philosophy.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ITEM 3.

Annual Meeting Admission

If you wish to attend the Annual Meeting in person, you must present a form of personal identification. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

2011 Annual Report

Stone’s 2011 Annual Report to Stockholders, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed with the Securities and Exchange Commission (“SEC”), is being mailed to all stockholders entitled to vote at the Annual Meeting. The 2011 Annual Report does not constitute a part of the proxy soliciting material.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, including the financial statements and the financial statement schedules, if any, but not including exhibits, is also available at http://bnymellon.mobular.net/bnymellon/sgy and a copy will be furnished at no charge to each person to whom a proxy statement is delivered upon the written request of such person addressed to the following:

STONE ENERGY CORPORATION

Attention: Chief Financial Officer

625 E. Kaliste Saloom Road

Lafayette, LA 70508

Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expense in furnishing the requested Exhibit(s).

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF
PROXY MATERIALS FOR THE STOCKHOLDERS
MEETING TO BE HELD ON MAY 24, 2012

The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2011 Annual Meeting of Stockholders, the 2011 Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Stone Energy Corporation are available at http://bnymellon.mobular.net/bnymellon/sgy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of common stock as of March 26, 2012 (unless otherwise indicated) of (1) each person known by us to own beneficially more than 5% of our outstanding common stock; (2) our Named Executive Officers (as defined herein); (3) each of our directors and director nominees; and (4) all of our executive officers and directors as a group. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)	Percent of Class (3)
BlackRock, Inc.(4)	3,869,770	7.8%
Hotchkis and Wiley Capital Management, LLC(5)	3,743,155	7.6%
The Vanguard Group, Inc.(6)	2,984,498	6.0%
LSV Asset Management(7)	2,554,200	5.2%
David H. Welch	647,926	1.3%
Kenneth H. Beer	217,721	*
Richard L. Smith	101,661	*
Jerome F. Wenzel, Jr.	135,941	*
Andrew L. Gates, III	59,831	*
George R. Christmas	28,281	*
B. J. Duplantis	35,259	*
Peter D. Kinnear	44,047	*
John P. Laborde	49,628	*
Robert S. Murley	2,089	*
Richard A. Pattarozzi	22,347	*
Donald E. Powell	21,647	*
Kay G. Priestly	21,547	*
Phyllis M. Taylor	18,843	*
Executive officers and directors as a group (consisting of 19 persons)	1,605,412	3.2%

* Less than 1%.

(1) Unless otherwise noted, the address for each beneficial owner is c/o Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508.

(2) Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of, or to direct the voting or disposition of, such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by (a) Mr. Welch include 209,685 shares, (b) Mr. Beer include 61,000 shares, (c) Mr. Wenzel include 10,000 shares, (d) Mr. Gates include 800 shares, and (e) the executive officers and directors as a group include 303,885 shares, that may be acquired by such persons within 60 days through the exercise of stock options.

(3) Based on total shares outstanding of 49,472,468 as of March 26, 2012. Based on the number of shares owned and acquirable within 60 days of March 26, 2012, with the exception of the amounts reported in filings on Schedule 13G.

(4) BlackRock, Inc.’s address is 40 East 52nd Street, New York, NY 10022. The number of shares held is based on information included in a Schedule 13G filed on January 20, 2012. BlackRock, Inc. is an institutional investment management firm, and it has sole voting power as to 3,656,059 shares and sole dispositive power as to 3,656,059 shares.

(5) Hotchkis and Wiley Capital Management, LLC’s address is 725 S. Figueroa Street, 39th Floor, Los Angeles, CA 90017. The number of shares held is based on information included in a Schedule 13G filed on February 10, 2012. Hotchkis and Wiley Capital Management, LLC is an investment advisory firm, and the securities represented by the Schedule 13G are owned of record by clients of the firm, which has sole power to vote or to direct the vote on 2,787,855 shares and sole power to dispose or to direct the disposition of 3,743,155 shares.

(6) The Vanguard Group, Inc.’s address is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. The number of shares held is based on information included in a Schedule 13G filed on February 6, 2012. The Vanguard Group, Inc. is an institutional investment advisor. In its role as an investment advisor, The Vanguard Group, Inc. has sole voting power as to 67,848 shares, sole dispositive power as to 2,916,650 shares and shared dispositive power as to 67,848 shares.

(7) LSV Asset Management’s address is 155 N. Wacker Drive, Suite 4600, Chicago, IL 60606. The number of shares held is based on information included in a Schedule 13G filed on February 2, 2012. LSV Asset Management is an investment management firm, and it has sole voting power and sole dispositive power as to 2,554,200 shares.

CORPORATE GOVERNANCE

General

We are committed to good corporate governance. The Board has adopted several governance documents to guide the operation and direction of the Board and its committees, which include Corporate Governance Guidelines, Code of Business Conduct and Ethics (which applies to all directors and employees, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer) and charters for the Audit Committee, Compensation Committee, Reserves Committee, and Nominating & Governance Committee. Each of these documents is available on our website (www.stoneenergy.com), and stockholders may obtain a printed copy, free of charge, by sending a written request to Stone Energy Corporation, Attention: Chief Financial Officer, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, facsimile number 337-521-9880. We will also promptly post on our website amendments to these documents and any waivers from the Code of Business Conduct and Ethics for our directors and principal executive, financial and accounting officers.

Board Structure; Meetings

As of the date of this proxy statement, our Board has 10 members and the following four standing committees: (1) Audit Committee; (2) Compensation Committee; (3) Reserves Committee; and (4) Nominating &l Governance Committee. The membership and function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. Mr. Pattarozzi was named Non-Executive Chairman of the Board on February 14, 2008, and he has continued to serve in that capacity since that time. Mr. Murley became a member of the Board on December 5, 2011, and Ms. Taylor became a member of the Board on January 18, 2012. The Board appoints members to its various committees at its regularly scheduled meeting each May. The following table identifies the current members of the Board, the standing committees of the Board on which they serve, and the chairman of each committee as of the date of this proxy statement.

Name of Director	Audit Committee	Compensation Committee	Reserves Committee	Nominating and Governance Committee
Non-Management Directors:
Richard A. Pattarozzi (Non-Executive Chairman of the Board)			X
George R. Christmas		Chair		X
B. J. Duplantis		X	X	Chair
Peter D. Kinnear	X	X		X
John P. Laborde			Chair
Robert S. Murley	X	X		X
Donald E. Powell	X			X
Kay G. Priestly	Chair		X	X
Phyllis M. Taylor			X	X
Management Director:
David H. Welch (President and CEO)
Number of Meetings held in 2011	7	6	4	5

During 2011, the Board held six regularly-scheduled meetings. Each director attended at least 75% of the aggregate of all meetings of the Board and the standing committees on which he or she served during 2011. Directors are encouraged, but not required, to attend the annual meeting of stockholders, and all of our directors attended the 2011 Annual Meeting.

Director Independence

Our Corporate Governance Guidelines provide that a majority of our Board will consist of independent directors. Only directors who have been determined to be independent serve on our Audit Committee, Compensation Committee, and Nominating & Governance Committee. In addition, the Board has elected an independent director, Mr. Pattarozzi, to serve as its Non-Executive Chairman.

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the independence standards adopted by the NYSE. None of the non-employee directors was disqualified from “independent” status under the objective NYSE listing standards except for Mr. Laborde. Based on information provided by the members and after reviewing all relationships each director has to Stone, including charitable contributions we make to organizations where its directors serve as board members, the Board has affirmatively determined that the following eight directors have no material relationships with Stone and are independent as defined by the current listing standards of the NYSE: Messrs. Christmas, Duplantis, Kinnear, Murley, Pattarozzi, Powell, and Mss. Priestly and Taylor. In making its independence determinations, the Board took into account the relationships and recommendations of the Nominating & Governance Committee as further described below. Mr. Welch, our Chief Executive Officer (“CEO”), is not considered by the Board to be an independent director because of his employment with us. Related Party Transactions are set forth on page 43.

We have had a relationship with Tudor, Pickering, Holt & Co. Securities, Inc., a financial advisory firm that provides services to us, which employs an immediate family member of Mr. Pattarozzi as an analyst. The Nominating & Governance Committee, which consists of all of our independent directors, made a determination that this did not affect Mr. Pattarozzi’s independence because the family member was not an officer with the firm, did not have a direct or indirect material interest, and was not involved in any matter relating to Stone. In 2011, we used the services of a boat company, which is owned by an immediate family member of Mr. Laborde, and the amount paid for these services was in excess of $2.0 million and was also more than 2% of the consolidated gross revenues of the boat company; therefore, the Nominating & Governance Committee made the determination that Mr. Laborde should not be deemed to be independent. We also used the services of a company in 2011 for which Mr. Kinnear was the former Chairman and CEO. However, the amount paid for these services was substantially less than $1.0 million and also less than 2% of the consolidated gross revenues of the company, and the Nominating & Governance Committee made a determination that Stone’s use of these services did not constitute a material relationship between Stone and Mr. Kinnear and did not affect the independence of Mr. Kinnear. If a determination is made that services will exceed $1.0 million or may be more than 2% of the consolidated gross revenues of the company providing the services or otherwise impairs director independence, the Board may remove the affected director from any committee comprised solely of independent directors. We have had a long-standing relationship with Bank of America, which acts as the lead bank on our senior secured bank credit facility, and Mr. Powell has served as a director for Bank of America Corporation since June 2009. However, the Nominating & Governance Committee made the determination that Mr. Powell’s service as a director of Bank of America Corporation does not affect his independence with Stone.

The Nominating & Governance Committee questions each director at its quarterly meetings on matters and relationships that could be considered related party transactions or affect independence. The Nominating & Governance Committee is particularly sensitive to matters or relationships that fall within the following:

•	Relationships addressed in Section 303A.02(b) of the NYSE Listed Company Manual;
•	Relationships addressed in Item 404 of Regulation S-K of the SEC; and
•

Charitable contributions by Stone to an organization where a director is an executive officer but do not exceed the greater of $1.0 million or 2% of the organization’s gross revenue in any of the last three years.

Executive Sessions

To facilitate candid discussion by non-management directors, our non-management directors meet in executive sessions that are not attended by management in conjunction with each regular board meeting. Mr. Pattarozzi, as Non-Executive Chairman of the Board, is an independent director who presides over meetings of non-management directors and prepares the agenda for each such meeting (the “Presiding Director”). The Presiding Director is chosen by the independent directors, and the Presiding Director does not change and will not change unless Mr. Pattarozzi is no longer Non-Executive Chairman of the Board. Each director is an equal participant in decisions made by the full Board, and the independent directors communicate regularly with the CEO regarding appropriate Board agenda topics and other Board-related matters. Also, because our Nominating & Governance Committee is comprised of all of our independent directors, the meetings of the Nominating & Governance Committee satisfy the NYSE requirement for meetings of our independent directors.

Whistleblower Procedures

The Board has an Anonymous Reporting Policy and Program to handle anonymously any employee complaint or alleged wrongdoing and to prohibit retaliation against any employee who makes a complaint or reports alleged wrongdoing. Any such complaint or report must be furnished to Ms. Priestly, Chairman of the Audit Committee. Additionally, we have an anonymous reporting hotline through a third party allowing employees to anonymously report any complaint or allegation of wrongdoing. Any interested party wishing to communicate with the Board, any committee or any individual director, may do so pursuant to the instructions under “Communications With Directors.”

Legal Proceedings Involving Director Nominees

The Board does not believe that there are any pending or threatened legal proceedings that are material to an evaluation of the ability or integrity of any of the directors or director nominees.

Board Leadership Structure

The Board’s leadership structure currently separates the CEO and Chairman of the Board positions, and the CEO reports to the Board and Non-Executive Chairman of the Board. The Board retains the authority to modify this structure to best address our unique circumstances as and when appropriate, and it is possible that the Board may decide to combine the CEO and Chairman of the Board positions in the future.

Whenever the Nominating & Governance Committee (which is comprised of all of our independent directors) meets in executive session, there is a meeting solely of our independent directors. In these executive sessions, the independent directors deliberate on such matters as corporate governance, board structure, succession planning and the performance of the CEO. All of our directors, except the CEO and Mr. Laborde, are independent directors, which exceeds the requirement of the NYSE that a majority of directors be independent. Each director is an equal participant in decisions made by the full Board. The Audit, Compensation, and Nominating & Governance Committees are each comprised of independent directors. Each of our directors is elected annually by our stockholders.

The Board’s Role in Risk Oversight

The Board administers its risk oversight function through the entire Board. The CEO is considered to be our chief risk officer, being ultimately responsible for day-to-day operations, and is primarily responsible for enterprise risk management. The Board oversees the interests of our stockholders in our long-term viability, financial strength and success. Additionally, each of the Board committees considers the risks within its areas of responsibilities. For example, the Audit Committee considers risks related to financial reporting, while the Compensation Committee oversees our compensation practices in order that they do not encourage unnecessary and excessive risk taking by management. The Board, among other things, oversees our management of and policies and procedures with respect to material risks on an enterprise-wide basis, including market risk, liquidity risk, reputational risk, commodity price risk, operational risk, hurricane risk, safety risk, compliance risk, legal risk and overall policies and practices relating to risk management. The Board and its committees work in tandem to provide enterprise-wide risk oversight of Stone’s management and handling of risk. Each of the Board’s committees reports regularly to the Board on risk-related matters within its responsibilities, which provides integrated insight into our management of risks. The full Board is also actively involved in overseeing enterprise risk management through periodic reports from the CEO and our other top executives from various functions. The Audit Committee oversees our internal controls and interacts with our independent public accounting firm at least quarterly. The CEO is responsible for instituting risk management practices that are consistent with our overall business strategy and risk profile.

Board Committees and Composition

The Board has the following standing committees:

Audit Committee. The Audit Committee met seven times during 2011. Ms. Priestly is the Chairman of the Audit Committee. The Board has determined that no member of the Audit Committee may serve on the audit committees of more than three public companies. For further information on the experience of each Audit Committee member, see the information under “Director Biographies” at page 47.

The principal functions of the Audit Committee are to (1) annually review and reassess the adequacy of its charter; (2) review the engagement of an independent registered public accounting firm, including the firm’s qualifications, independence and performance; (3) review with management and the independent registered public accounting firm the integrity of our annual and quarterly financial statements; (4) review with management our major financial risk exposures; (5) review changes to our significant auditing and accounting principles and practices; (6) consult with the independent registered public accounting firm regarding the firm’s internal quality-control procedures and the procedures for our financial reporting processes; (7) review the significant reports prepared by the internal auditor; and (8) assist the Board in monitoring compliance with legal and regulatory requirements.

The Board has determined that each of the members of the Audit Committee satisfies the standards of independence established under the SEC’s rules and regulations and listing standards of the NYSE. The Board has further determined that each of the members of the Audit Committee is financially literate and is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee. The Compensation Committee met six times during 2011. The principal function of the Compensation Committee is to review and approve the compensation of our officers and other employees. In addition, the Compensation Committee administers our stock incentive and cash incentive compensation plans and has the authority to make grants pursuant to these plans. Members of the Compensation Committee are not eligible to participate in any of the plans that they administer under the 2009 Amended and Restated Stock Incentive Plan (the “Stock Incentive Plan”). However, the Board has the authority to grant discretionary awards of restricted stock to nonemployee directors pursuant to the Stock Incentive Plan.

The Board has determined that each of the members of the Compensation Committee satisfies the standards of independence established under the listing standards of the NYSE.

Reserves Committee. The Reserves Committee met four times during 2011. The principal function of the Reserves Committee is to assist our management in reviewing and assessing our policies and procedures in estimating proved reserves. The Reserves Committee also meets at least annually in executive session with our independent reservoir engineers.

Nominating & Governance Committee. The Nominating & Governance Committee met five times during 2011. Mr. Duplantis is the Chairman of the Nominating & Governance Committee. The principal functions of the Nominating & Governance Committee are to (1) assist the Board in selecting individuals to be nominated for election to serve as directors and to serve on various committees; (2) annually review and reassess the adequacy of its charter; (3) lead the Board in its annual review of the Board’s performance; and (4) review and assess the adequacy of our Corporate Governance Guidelines.

The Board has determined that each of the members of the Nominating & Governance Committee satisfies the standards of independence established under the listing standards of the NYSE.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is now, or at any time since the beginning of 2011 has been, employed by or served as an officer of Stone or any of its subsidiaries or had any relationships requiring disclosure with Stone or any of its subsidiaries. None of our executive officers is now, or at any time has been, since the beginning of 2011, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of our Board or Compensation Committee.

Consideration of Director Nominees

Stockholder Nominees. Our Nominating & Governance Committee will consider all properly submitted stockholder recommendations of candidates for election to the Board. Our Bylaws permit stockholders to nominate candidates for election to the Board provided that such nominees are recommended in writing pursuant to Article III, Section 13 of our Bylaws not earlier than 120 days and not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of our stockholders. Accordingly, director nominations for the 2013 Annual Meeting of Stockholders should be received no earlier than January 24, 2013 and not later than February 24, 2013. In evaluating the recommendations of stockholders for director nominees, as with all other possible director nominees, our Nominating & Governance Committee will address the membership criteria set forth below under “Director Qualifications.” There have been no material changes in the procedures by which stockholders may recommend director nominees.

Any stockholder recommendations for director nominees should comply with the notice requirements set forth in Article III, Section 13 of our Bylaws and should be sent in writing to:

Stone Energy Corporation

Attention: Secretary

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

(337) 521-9905 fax

Detailed information for submitting recommendations for director nominees is available upon written request to our Secretary at the address listed above.

Identifying and Evaluating Nominees for Directors. Our Nominating & Governance Committee is responsible for leading the search for individuals qualified to serve as directors and for recommending to the Board nominees as directors to be presented for election at meetings of the stockholders or of the Board. Our Nominating & Governance Committee evaluates candidates for nomination to the Board, including those recommended by stockholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. Our Nominating & Governance Committee may retain outside consultants to assist in identifying director candidates in its sole discretion, but it did not engage any outside consultants in connection with selecting the nominees for election at the 2012 Annual Meeting. Stockholders may recommend possible director nominees for consideration by our Nominating & Governance Committee as indicated above. None of our stockholders recommended director nominees for the 2012 Annual Meeting. The Nominating & Governance Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a stockholder or not.

We do not have a formal policy to consider diversity in identifying director nominees, but our Nominating & Governance Committee does take into account certain diversity considerations, which are described in “Director Qualifications” below. The Board considers itself to be well diversified due to its members’ differences in viewpoint on many issues, professional experience, education and general backgrounds, while also having the requisite business experience and oil and gas industry experience to perform its oversight role satisfactorily for our stockholders.

Director Qualifications. Our Corporate Governance Guidelines contain qualifications that apply to director nominees recommended by our Nominating & Governance Committee. All candidates must possess the requisite skills and characteristics the Board deems necessary. In addition to an assessment of a director’s qualification as independent, the Nominating & Governance Committee considers integrity, honesty, age, skills, and experience in the context of the needs of the Board as to the long-term corporate needs for new and supplemental board expertise. The Nominating & Governance Committee believes that the Board should include appropriate expertise and reflect gender, cultural and geographical diversity, in light of the entire Board’s current composition. In addition, the Board looks for recognized achievement and reputation, an ability to contribute to specific aspects of our activities and the willingness to commit the time and effort required, including attendance at Board meetings and committee meetings of which he or she is a member.

Processes and Procedures for Determining Executive and Director Compensation

Our Compensation Committee is appointed by the Board to discharge the Board’s responsibilities relating to compensation of our directors and officers. The Compensation Committee has overall responsibility for approving and evaluating the annual employee incentive compensation plan amount as well as our director and officer compensation plans, policies and programs. Our Compensation Committee is also responsible for reviewing and discussing the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and signing the report included in this proxy statement under the caption “Compensation Committee Report.” The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director or senior executive compensation and has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Compensation Committee may form and delegate authority to subcommittees when appropriate.

The Compensation Committee annually reviews and approves corporate goals and objectives relevant to senior executive compensation, evaluates the senior executives’ performance in light of those goals and objectives, and recommends to the Board the compensation levels of the CEO based on this evaluation. In determining the long-term incentive component of CEO compensation, the Compensation Committee considers our performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years. The Compensation Committee annually reviews and makes recommendations to the Board with respect to the compensation of all directors, officers and other key executives, including incentive-compensation plans, equity-based plans, and the grant or award of “perquisites.” The Compensation Committee annually reviews and approves, for the CEO, the executive officers, and any other person whose total compensation is reasonably likely to equal or exceed the total compensation of any member of senior management (1) the annual base salary level, (2) the annual incentive opportunity level, (3) the long-term incentive opportunity level, (4) employment agreements, severance arrangements and change in control agreements/provisions, in each case as, when and if appropriate, and (5) any special or supplemental benefits.

Please see “Compensation Discussion and Analysis” for additional information on the roles of the Compensation Committee, compensation consultants, if any, and our management team in determining the form and amount of executive compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and related regulations require our executive officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than 10% beneficial owners are also required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of copies of such forms we received, we believe that, during the fiscal year ended December 31, 2011, our officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements of Section 16(a), except that Mr. E.J. Louviere was late with one Form 4 filing on April 8, 2011 to disclose the sale of 3,201 shares that occurred on March 31, 2011.

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the material elements of compensation for our executive officers, including the individuals who served during fiscal 2011 as our CEO and Chief Financial Officer, respectively, as well as the other individuals included in the Summary Compensation Table (collectively, the “Named Executive Officers” or “NEOs”). As more fully described below, the Compensation Committee acts for the Board to decide the total direct compensation (“TDC”), which is the base salary, incentive plan and other bonus awards, stock options and restricted stock awards of the executive officers, including the NEOs. The day-to-day design and administration of health, welfare, sick leave, vacation and relocation plans, policies and procedures applicable to salaried employees, including the NEOs, are generally handled by our Vice President, Human Resources, Communication and Administration. The Compensation Committee remains responsible for certain fundamental changes outside the day-to-day requirements necessary to maintain these plans and policies.

Compensation Objectives and Philosophy

The Board and the Compensation Committee believe that the most effective executive compensation program is one based on two factors, market competitiveness and pay-for-performance, both of which are aligned with the interests of our stockholders.

MARKET COMPETITIVENESS	We seek to provide competitive total compensation opportunities that attract, retain and motivate the executive talent needed to operate and grow a successful business.
PAY-FOR-PERFORMANCE	We promote alignment of interests between the stockholders and executive officers by linking a significant portion of executive officer pay to incentives that reward
• Achievement of positive annual performance; and • Creation of long-term growth in stockholder value.

In support of these two guiding principles, we have historically:

•	targeted NEO base salaries at a level below the 50th percentile of our exploration and production industry peers; and

•

provided the opportunity (through annual cash incentives and long-term equity incentives) to earn TDC that may range anywhere between the 10th percentile and the 90th percentile of our competitive marketplace, depending on performance.

Fixed Pay (Base Salary): Consistent with these principles, 2011 NEO base salaries were set at or near the 25th percentile, which means that their salaries fell below 75% of the executives in comparable positions within our competitive market. By targeting the 25th percentile of our competitive market for fixed pay, we help ensure that a majority of executive pay is at risk and tied to company performance. Competitive market data used in the determination of our compensation “percentile” is discussed in greater detail in the “Benchmarking” section below. The peer group for “percentile” discussions of TDC is the Effective Compensation Inc. (“ECI”) Survey Comparison Companies or “ECI 2011 Group”. For additional information regarding the peer group and the ECI 2011 survey data, see the discussion regarding “Benchmarking” below.

Variable Pay (Incentive Compensation): In support of our pay-for-performance framework, incentive compensation is comprised of two elements:

1.	Annual cash incentive and discretionary bonus awards (referred to in this Compensation Discussion and Analysis section as our “bonuses,” although the discretionary portions of the bonuses are reported in the “Bonus” column of the Summary Compensation Table while the performance-based portions of the bonuses are reported in the Non-Equity Incentive Compensation Award column of the Summary Compensation Table), rewarding positive performance over the current year (short-term); and

2.	Long-term equity incentive compensation (“LTI” compensation awards), rewarding the creation of multi-year (long-term) growth in value and ensuring alignment between our executives and our stockholders.

Together, we refer to these components of executive compensation (base salary, bonuses and LTI awards) as TDC. The targets and the framework used to assess performance against these targets when determining executive pay are described below, as is 2011 TDC for each NEO.

In 2011, the Compensation Committee solicited input from Pearl Meyer & Partners, LLC (“Pearl Meyer” or the “Compensation Consultant”) regarding compensation practices within our peer group, as defined below, within the oil and gas marketplace, as well as within the broader general industry marketplace for the United States; the role of the Compensation Consultant is described in greater detail below. To achieve the desired pay for performance alignment in 2011, the Compensation Committee took the following approach:

•	It determined the average percentile ranking of Stone’s 1-year and 3-year total stockholder returns (“TSR”) against peers.

•

Stone ranked at the 75th percentile versus our peer group in terms of 1-year and 3-year TSR through the end of 2011, as computed by our Compensation Consultant based upon data collected from Standard & Poor’s Research Insight Database.

•

It subtracted base pay and bonuses earned for 2011 performance by each of our NEOs from 75th percentile TDC as determined by Pearl Meyer in order to determine the guideline size of the 2012 long-term equity incentive awards.

•	Following review of these guideline numbers, the Compensation Committee approved equity compensation awards in 2012 that resulted in TDC for our NEOs at the 66th percentile of the market data.

•

Actual TDC may vary from the targeted level of the market for an individual NEO (and for our NEOs as a group) based on a variety of considerations including individual performance, internal equity, and availability of shares in our stock incentive plan.

The awards shown in the Grants of Plan Based Awards Table for 2011 were granted in January 2011 in recognition of performance through the end of 2010. Consistent with our philosophy, these awards were intended (in combination with 2010 salaries and bonuses) to provide 40th percentile TDC for our NEOs for 2010 performance.

The chart below plots the percentile ranking of aggregate TDC for our NEOs for 2010 and 2011 against the percentile ranking of our TSR performance against peers. The center line on the chart below indicates the line along which NEO TDC and company performance are in 1:1 alignment. The shaded area or “alignment fairway” on the chart below denotes a range of +/- 30% around the center line, a range within which we believe there is a reasonable alignment of pay and performance against our peers. Based upon our philosophy, we expect NEO TDC in any given year to fall close to the middle of the shaded range on the chart, as it did for 2010 and 2011. However, compensation benchmarking also involves the business judgment of the Compensation Committee regarding pay for each NEO individually, informed by input from management and the Compensation Committee’s compensation consultant. As noted above, TDC in the chart below includes:

•	Base salary for each year; plus
•	Annual bonus earned for performance during each year; plus
•

Long-term incentive award granted at the beginning of the following year in recognition of performance over the previous 1-year and 3-year periods (except for 2009 when portion of the annual awards were granted late in the same year).

2011 Compensation Highlights

Performance: Despite facing another challenging and unpredictable business environment in 2011 that saw operations in the Gulf of Mexico continue to be curtailed due to heightened government scrutiny and delays in obtaining permits, we were able to:

•	exceed the target for our primary goal of increasing estimated proved reserves;
•	exceed the stretch target for safety performance;
•	exceed the stretch target goal for EBITDA (earnings before interest, taxes, depletion and amortization) growth;
•	expand our operations in Appalachia and the Rockies; and
•	deliver positive returns to the stockholders, ranking at the 75th percentile (5th out of 21) against peers in terms of both the 1-year and the 3-year total stockholder returns.

Pay: Compensation decisions for NEOs during (and in recognition of performance during) 2011 included the following:

•	We held our first advisory vote on executive compensation and received 37,661,599 votes in favor of the proposal (97% of the votes cast).
•	We decided to hold future advisory votes on an annual basis.
•	NEO salaries increased by an average of 7.5% over 2010 salaries.
•	NEO bonus cash compensation for 2011 performance was earned and paid out in 2012 at 150% of the targeted amounts (150% of salary for our NEOs).
•	Annual equity awards for 2011 made in the form of restricted share grants on March 1, 2012 based on performance through December 31, 2011.
•	2011 TDC for our CEO and our other NEOs as a group approximated the 75th percentile of the competitive marketplace, consistent with our standing versus peers in terms of relative TSR performance.

Because TDC is not determined until after Stone’s stock performance is determined relative to its peers after the end of the calendar year, only the base salary component of TDC for our NEOs is known before the end of the calendar year. The cash incentive and discretionary bonus component and the long-range equity component are determined and awarded in the first quarter of the following year (in this instance, in 2012). Consequently, grants disclosed in the Grants of Plan Based Awards Table reflect awards made during calendar year 2011 in recognition of 2010 performance.

The table below provides a summary of 2011 TDC for our NEOs as intended by our pay philosophy:

Executive			2011	2011 Restricted Stock Grant (Granted March 2012)			Resulting Total Direct
	2011 Salary	2011 Annual Incentive	Discretionary Bonus	Shares	Grant Price	Grant Value	Compensation (TDC)
D. Welch, CEO	$545,000	$626,777	$190,723	132,634	$32.42	$4,299,994	$5,662,494
K. Beer, CFO	$342,000	$393,317	$119,683	40,932	$32.42	$1,327,015	$2,182,015
J. Wenzel	$280,000	$322,014	$97,986	36,212	$32.42	$1,173,993	$1,873,993
R. Smith	$280,000	$322,014	$97,986	36,212	$32.42	$1,173,993	$1,873,993
A. Gates	$248,000	$285,212	$86,788	8,267	$32.42	$268,016	$888,016

Compensation Process and Methodology

The Compensation Committee relies upon a subjective evaluation of a combination of three factors in determining an individual executive’s total compensation: (1) competitive employment market dynamics, (2) our absolute and relative performance and (3) the individual’s performance and contribution. In the event that members of our management team provide recommendations regarding compensation to the Compensation Committee, those individuals also use the following subjective criteria to form their recommendations.

Competitive employment market dynamics: Competition for experienced talent in the oil and gas industry continues to be intense. As a result of this industry-specific dynamic, our compensation program is designed to compensate our executives on a level that is competitive with companies in our industry. We have generally set base salary compensation for our executives below the industry median, while providing our executives the ability to achieve total compensation at approximately the 75th percentile in the marketplace if performance targets are met, and perhaps as high as the 90th percentile if all stretch targets are met. Variations from this approach may occur due to individual experience, individual performance and other factors such as perceived future potential and attitude.

Our absolute and relative performance: Annually, the Compensation Committee recommends for Board approval minimum, target and stretch performance goals for a number of key stockholder-aligned performance measures that apply to all employees, including executives. For 2011, the key performance measures included reserve growth, EBITDA, stock performance and safety. Each year, approximately 70% to 85% of the annual cash bonus opportunity is tied to performance measured against these goals, with the remaining percentage being a discretionary bonus component. The Compensation Committee and the Board retain the discretion to award a percentage of the annual cash bonus based on their subjective evaluation of our performance. The primary objective of our TDC program is to create a strong financial incentive for achieving or exceeding short-term and long-term performance goals that increase overall stockholder value.

The individual’s performance and contribution: Each employee, including officers, undergoes an annual performance appraisal with his immediate supervisor, which is the CEO for officers, other than himself, to determine whether the employee’s performance has been excellent, satisfactory or not satisfactory. The Board is responsible for reviewing the performance of the CEO. These performance appraisals are used to differentiate individual performance for TDC, including salaries, annual incentive payments, and long-term equity compensation, in forming management recommendations on whether the individual executive should receive the same percentage award as his or her peers or whether he or she should receive some upward or downward adjustment on target opportunities. Managers may also use scorecards to set goals for an individual or a group to establish performance. Performance appraisals can provide a sense of past contribution, as well as a sense of each individual’s potential for future contributions to our long-term success, both of which are considered when making recommendations regarding the size of long-term incentive grants to individual executives. The Compensation Committee relies on the CEO’s assessments, as well as the Board’s assessments and recommendations regarding the CEO’s contributions, and the Compensation Committee’s own observations as to individual performance and contribution, with an eye toward not only individual performance but a broader desire for team unity and internal equity.

While certain metrics discussed below are used to provide context for making certain compensation decisions, these decisions do not ultimately depend solely on attainment of specific goals or performance levels, and no specific weighting is given to one factor over another in setting total compensation for the CEO or for any other NEO. Instead, the Compensation Committee makes subjective compensation determinations based upon a consideration of all factors, relying primarily on their business judgment and personal experience.

Role of Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee and the Board are responsible for all compensation decisions for each NEO and approve TDC, including salaries, bonuses, and equity awards, for all of our officers. In making these decisions, reliance is placed, in part, on input from the CEO and the Vice President, Human Resources, Communication and Administration (“VPHR”), who provide information and make recommendations, as appropriate, concerning executive compensation. Input from management typically includes the following:

•

The CEO proposes new base salary amounts based on his evaluation of individual performance and expected future contributions, a review of survey data to ensure competitive compensation against the external market, including the peer group, and comparison of the base salaries of the executive officers who report directly to the CEO to ensure that each officer’s salary level accurately reflects that officer’s relative skills, responsibilities, experiences and contributions to our company.

•	The CEO also makes recommendations to the Compensation Committee relating to our performance measures, targets and similar items that affect officer compensation.

•	The CEO typically attends a portion of each Compensation Committee meeting to review and discuss executive compensation matters.

•

The VPHR submits compensation data to, and collects data from, industry-specific compensation survey sources described in detail later in this discussion, coordinates the flow of information between the Compensation Consultant described below and the Compensation Committee as directed by the Compensation Committee, and provides to the Compensation Committee recommendations for appropriate position matches for each of our officers, including the NEOs.

While the Compensation Committee believes that it is important to receive information and recommendations from the CEO and the VPHR on NEO contributions and compensation, the Compensation Committee does not delegate any NEO compensation decisions to the CEO, the VPHR or any other NEO at this time.

Role of the Compensation Consultant

The Compensation Committee may solicit input from an independent compensation consultant from time to time in making executive compensation decisions. In general, the role of an outside compensation consultant is to assist the Compensation Committee to analyze executive pay packages or contracts and to understand our financial measures relating to compensation, but the Compensation Committee is under no obligation to follow the advice or recommendations of any compensation consultant. In 2011, the Compensation Committee solicited input from Pearl Meyer regarding compensation practices within our peer group, as defined below, within the oil and gas marketplace, as well as within the broader general industry marketplace for the United States. As part of their input, the Compensation Consultant conducted a market analysis on compensation survey data from the ECI 2011 survey data for each of our ten officers, including the NEOs, as well as a review of public pay data for the peer group. The results of these analyses were presented to the Chairman of the Compensation Committee. The Compensation Committee has the sole authority to hire compensation consultants, and it was the Compensation Committee’s decision to engage Pearl Meyer directly as its Compensation Consultant in 2011. Additional services, if any, that Pearl Meyer has rendered for us were limited to consulting services on compensation for our non-employee directors. The total fees paid to the Compensation Consultant in 2011 were $51,325. The Compensation Committee intends to similarly utilize the compensation consulting services of Pearl Meyer in 2012.

Benchmarking

In assessing the competitiveness of our executive compensation program, the Compensation Committee relies upon a combination of third-party market survey data, publicly available Peer Group (defined below) compensation data, input from an independent compensation consultant, and input from the CEO as described above. Survey data and Peer Group data in combination are referred to as “market data” or the “marketplace.”

Survey Data: In 2011, the Compensation Committee utilized survey data provided by Effective Compensation, Inc. (“ECI”), an independent consulting firm located in Denver, Colorado that specializes in working with clients to improve their organization’s efficiency through a competitive, focused total compensation process when conducting its market pay analysis of the 2011 Peer Group. ECI’s Annual Oil & Gas E&P Industry Compensation Survey provides data for over 331 jobs found in exploration and production firms in the United States. While participation varies from year to year, there were 121 participants in ECI’s 2011 survey (the “ECI 2011 Survey”), and there were 16 of the 20 companies in Stone’s 2011 Peer Group that participated in the ECI 2011 Survey.

•

The data collected from the ECI 2011 Survey is intended to reflect pay rates for positions in the market that have responsibilities similar to those for our executives. To the extent possible for each position, we attempt to collect data from the Independent Public Company category for the 2011 Peer Group.

•

We believe the ECI 2011 Survey source provides us with a meaningful market reference point for those companies with whom we most closely compete for executive talent and, consequently, with sufficient information on competitive employment market dynamics, to fashion a competitive compensation program designed to attract and retain those highly capable employees necessary to be competitive in our industry.

Peer Group Data: The Compensation Committee also compares each element of compensation for each of our NEOs against compensation for named executive officers within a group of publicly-traded exploration and production companies, sometimes referred to as our “Peer Group.” Our Peer Group consists of companies:

•	with whom we compete for executive talent and stockholder investment;
•	who (for the most part) are participants in the ECI 2011 Survey and
•	are similar in terms of revenues sizes and geographic footprint to Stone.

This is also the group against whom we measure our relative stock price performance for determining the appropriate percentile for TDC in a given year. The Peer Group is periodically reviewed and updated by the Compensation Committee to ensure that the group remains appropriate.

We expanded the Peer Group for 2011 to provide comparables that better reflect our expansion into regions other than the Gulf of Mexico. In 2011, the Compensation Committee used this Peer Group both to establish the appropriate percentiles for TDC for NEOs and to determine the points earned for relative stock price performance for the cash bonus incentive compensation. The decision to expand the Peer Group was recommended by our Compensation Consultant through our CEO to the Compensation Committee before receiving final approval by the Board. The Peer Group for 2011 consisted of the following companies:

2011 Bonus Compensation Peer Group
• ATP Oil and Gas Corporation • Cabot Oil & Gas Corporation • Callon Petroleum Company • Carrizo Oil & Gas, Inc. • Cimarex Energy Company • Comstock Resources, Inc. • Denbury Resources Inc.	• Energy XXI (Bermuda) Limited • Energy Partners, Ltd., • Exco Resources Inc., • McMoRan Exploration • Newfield Exploration Company • Petroleum Development Corp • PetroQuest Energy, Inc.	• Plains Exploration & Production Company* • Range Resources Corporation • SM Energy Company • Swift Energy Company • W&T Offshore, Inc. • Whiting Petroleum Corporation

*Plains Exploration & Production Company replaced Petrohawk Energy Corporation after Petrohawk was acquired by BHP Billiton in August 2011.

The Compensation Committee and management understand the inherent limitations in using any peer group or data set. For example, there are fluctuations in survey participation from year to year and competition for executive talent involves companies potentially much larger than we are. However, we believe we have established a sound review process that seeks to mitigate these limitations. The most important part of the Compensation Committee’s work begins after the competitive data is received. The Compensation Committee does not consider benchmark data collected from any of these sources to be prescriptive. Rather, the Compensation Committee relies upon the information provided by the Compensation Consultant and the data collected regarding the Peer Group and others as reference points around which to make well-informed and reasoned decisions about the appropriate level and form of compensation for each NEO. Other considerations, in addition to benchmark pay data, are individual experience, tenure in position, scope of responsibilities, performance and any other factors the Compensation Committee deems relevant in setting compensation.

Risks Arising from Compensation Policies and Practices

We do not believe that risks arising from our compensation policies and practices for employees, including officers, are reasonably likely to have a material adverse effect on Stone. The Compensation Committee believes that the design and governance of our executive compensation program is consistent with the highest standards of risk management. Rather than determining incentive compensation awards based on a single metric, the Compensation Committee considers a balanced set of performance measures that it believes collectively best indicate successful management of our assets and strategy. In addition to measurable targets, the Compensation Committee applies its informed judgment to compensation decisions, taking into account factors such as quality and sustainability of earnings, successful implementation of strategic initiatives and adherence to core values. The use of equity awards, vesting over three years for restricted stock and vesting over five years for stock options, aligns our executive officers’ interests with the interests of our stockholders. Together, the features of our executive compensation program are intended to ensure that our compensation opportunities do not encourage excessive risk taking and focus our executives on managing our company toward long-term sustainable value for our stockholders.

Executive Compensation Components

The components of direct compensation for our NEOs include:

•	Base salary,
•	Annual cash incentive/discretionary bonus compensation, and
•	Long-term equity incentive compensation.

A significant percentage of total compensation is allocated to incentive-based compensation as a result of our compensation philosophy. However, we do not follow a strict formula in setting each element of compensation and total compensation. In addition to direct compensation components, total compensation for our NEOs includes perquisites and other benefit plans and programs we maintain. The individual components of total compensation are described in more detail below.

Base Salary. While the Compensation Committee believes it is crucial to provide salaries within a competitive market range in order to attract and retain personnel who are highly talented, the Compensation Committee has historically adhered to a philosophy of generally providing more conservative base salaries versus the competitive market in combination with more aggressive incentive compensation opportunities in order to strongly emphasize pay-for-performance. This approach has generally resulted in salaries for our NEOs that fall between the 25th and 50th percentiles for our competitive market.

Executive officer base salaries are based on job responsibilities and individual contribution, with reference to base salary levels of executives in the Peer Group as described above. The Compensation Committee reviews officer salaries on an annual basis and adjusts them if they deviate substantially from the data reviewed in its market pay analysis. These base salaries are included in determining severance and change in control benefits.

Upon the recommendations of the CEO (as to executives other than himself) and the Compensation Committee, the Board increased executive salaries on January 17, 2012, but effective March 1, 2012, to the levels set forth below. The increases were due to a combination of factors, including (1) our overall success in 2011, (2) market data and (3) our improved financial position.

Officer	2011 Salary	2012 Salary	Increase %
D. Welch	$545,000	$600,000	10.1%
K. Beer	342,000	360,000	5.3%
J. Wenzel	280,000	306,000	9.3%
R. Smith	280,000	306,000	9.3%
A. Gates	248,000	260,000	4.8%

Average			7.3%

Annual Cash Incentive/Discretionary Bonus Compensation. In February 2005, the Board approved and adopted the Revised (2005) Annual Incentive Compensation Plan, which provides for a maximum incentive pool equal to twice the aggregate base salaries of our employees for the relevant plan year. In November 2007, the Board amended and restated the 2005 Annual Incentive Compensation Plan to comply with Section 409A of the Internal Revenue Code. The

Compensation Committee is responsible for determining the participants, performance criteria to be used, award levels and allocation of incentive payments. Any allocated incentives are awarded to individuals, including executive officers, based upon a combination of company and individual performance factors. The overall objective for the Plan is to provide a strong motivational tool for our officers and other employees to achieve pre-established company performance targets. Regardless of the performance on any of the objectives, the Board has the authority to suspend or eliminate payment of Plan bonuses for any year if it determines that, in its sole discretion, business conditions or other factors indicate that is in the best interests of our company.

Targets are a combination of (1) fixed objectives set at the beginning of the performance year and (2) a Board discretionary component that is determined after the end of the performance year. In 2011, our assessment of performance under the annual incentive compensation program was based on 80% fixed quantitative targets and a 20% Board discretionary component, which is more subjective and encompasses a broader range of performance criteria. The Compensation Committee established the following 2011 performance measures for the program and their relative weighting:

Annual Incentive Plan Performance Measures
Reserve Growth (25% weight)	Increase in estimated proved reserves over the 2010 year-end estimated proved reserves as reported in our Annual Report on Form 10-K after adjusting for 2011 production and divestitures. The increase in reserves may come from a combination of discoveries, performance revisions, price revisions, but excludes acquisitions not incorporated in the capital expenditure budget. Growing reserves is a critical component of a healthy exploration and production business. Reserves provide the source of production, which is directly converted to revenue to drive the business. Increased reserves translate into increased revenues and, therefore, increased value for the stockholder. All of our 2011 year-end estimated proved reserves were independently engineered by Netherland Sewell & Associates (“NSAI”), and the reserves performance target amount is based upon the amount contained in NSAI’s report. None of our NEOs calculates or is responsible for calculating these reserves.
EBITDA (25% weight)	EBITDA (earnings before interest, taxes, depletion and amortization) is calculated as net income or (loss) from operations plus or (minus) (1) interest expense, (2) provision (benefit) for income taxes, (3) depreciation, depletion and amortization, (4) write-down of oil and gas properties, (5) impairments, (6) accretion on asset retirement obligations, (7) (gains) and losses on sale of assets, and (8) extraordinary (gains) and losses. EBITDA was added as a measure in 2010 as a measure of real value added for stockholders.
Relative stock performance (25% weight)	Our ranking in stock price performance for 2011 measured against the stock price performance of our Compensation Peer Group companies during 2011. The relative ranking of our stock price performance as compared to our Peer Group was added in 2008 to reinforce that compensation is tied to our performance in increasing stockholder value.
Safety (5% weight)	Safety is measured based on total recordable incident rate (TRIR) performance, or the number of safety incidents per 200,000 man-hours worked for employees and certain contractors. Safety is included as a measure in our annual incentive plan because maintaining a healthy workforce is critical to ensuring execution of our business plan. There is also a strong correlation between positive long term business performance and solid safety performance. We also believe it is in the interest of stockholders to prevent accidents.
Committee discretionary assessment (20% weight)	The discretionary factor is within the sole discretion of the Compensation Committee and considers company and management performance in response to external conditions and achievement of strategic milestones. The discretionary component for 2011 took into account our 2011 performance in increasing reserves through drilling operations, generating production volumes and keeping operating expenses within the annual guidance provided to investors, upgrading our property base through selected acquisitions and divestitures, maintaining the liquids/gas reserves ratio, increasing our absolute stock price, and managing overall risk mitigation.

To achieve the full points allocated for a particular measure, the target number must be achieved, and no points are earned if less than a minimum designated number is achieved. Achieving the stretch amount earns 200% of the points for that measure and should be difficult but highly advantageous for us to achieve. To the extent that performance criteria are met, an incentive pool is generated from which annual cash incentive payments are awarded. The amount of the incentive pool, however, may not exceed twice the aggregate base salaries of our employees for the relevant plan year.

Upon the recommendation of the Compensation Committee, the Board established the following 2011 performance goals to assist in determining the annual cash incentive compensation pool in 2011:

Measure	Minimum	Target	Stretch	Target Points
Reserves (Bcfe)	81	105	125	25
EBITDA ($)	400	490	540	25
Relative Stock Performance	#10	#5	#1	25
Safety (total recordable incident rate)	0.85	0.65	0.45	5
Discretionary	-	20	40	20

Actual 2011 Performance. The estimated proved reserves measure represented potentially 25 points, but could vary anywhere from 0 to 50 points, depending upon the additions of estimated proved reserves for the year. Our estimated year-end 2011 proved reserves were 602 Bcfe (billion cubic feet of natural gas equivalent), as compared with 474 Bcfe at year-end 2010, which changes included production of 78 Bcfe, reserves added through drilling activity of 114 Bcfe, and acquisitions of 111 Bcfe. Therefore, we exceeded the targeted 105 Bcfe reserves measure to earn 30 points, but we did not achieve the stretch goal for this performance measure because reserves added through acquisitions outside of our capital expenditures budget are not included in this measure. The reserves target and stretch measures had been increased during 2011 following an increase in the capital expenditures budget.

The EBITDA measure represented potentially 25 points, but could vary anywhere from 0 to 50 points, depending upon the level of EBITDA achieved for the year. To achieve the target level of 25 points, we had to achieve $490 million EBITDA at the end of 2011. We achieved an EBITDA level of over $600 million to exceed the stretch goal of $540 million for this measure and earn 50 points. The EBITDA target and stretch measures had been increased in 2011 following an increase in the capital expenditures budget.

The relative stock price performance measure represented potentially 25 points, but could vary anywhere from 0 to 50 points, depending upon the Company’s stock price performance for the year. We achieved 5th place in the relative stock performance measure to reach the target and earn the 25 points available for that goal. This is an important measure as it both aligns the interests of executives and stockholders and simultaneously takes into account overall industry economic conditions since the entire Peer Group is dealing with the same commodity price environment. The number of points can be linearly interpolated between the number 1 and the number 10 positions. To achieve the target 25 points, our stock price had to perform in the top quartile of the Peer Group, which meant that our stock had to close the year in the 5th best position. Executives earn 0 points if our stock price finished the year below the number 10 position but would earn 50 points if our stock price finished the year as the number 1 performer in the Peer Group. In 2011, our stock finished the year in the number 5 position in the Peer Group, and, therefore, we earned the 25 targeted points.

The safety measure represented potentially 5 points, but could vary anywhere from 0 to 10 points, depending upon the number of recordable incidents for the year. We exceeded the stretch goal of fewer than 0.45 recordable incidents per 200,000 man-hours for safety in 2011, and we earned 10 points for 0.33 recordable incidents per 200,000 man-hours.

Finally, upon the recommendation of the Compensation Committee, the Board awarded 35 discretionary points in recognition of Company performance, which exceeded expectations overall for the year. The discretionary component represented potentially 20 points, but could vary anywhere from 0 to 40 points, depending upon overall performance for the year. The Compensation Committee deemed that management did an excellent job steering Stone in 2011 as evidenced by our (1) significantly increasing estimated proved reserves, (2) improving the opportunity set for future growth, (3) achieving a rising stock price, (4) growing EBITDA, (5) maintaining the liquids/gas reserves ratio, (6) continuing Stone’s good safety record, (7) continuing to successfully manage liquidity and the balance sheet and (8) successfully completing an acquisition that increases production, estimated proved reserves and the opportunity set.

The target points and earned points for each of the performance measures in 2011 are set forth below:

Measure	Target Points	Earned Points
Reserves	25	30
EBITDA	25	50
Relative Stock Performance	25	25
Safety (total recordable incident rate)	5	10
Discretionary	20	35

Total	100	150

For the 2011 performance year, a Company-wide total of $19,452,770 for cash incentive/bonus compensation was paid on March 7, 2012.

Upon the recommendation of the Compensation Committee, the Board fixed the annual incentive compensation awards for the NEOs based on 2011 performance, which were paid on March 7, 2012, at the following levels:

Officer	Target Incentive Opportunity	Annual Incentive Compensation (Bonus and Discretionary)	Target Award as a Percent of Target Opportunity
D. Welch, CEO	$545,000	$817,500	150%
K. Beer, CFO	342,000	513,000	150%
J. Wenzel	280,000	420,000	150%
R. Smith	280,000	420,000	150%
A. Gates	248,000	372,000	150%

The 2011 target incentive opportunity amounts for each NEO were equal to 100% of their 2011 salaries. Awards granted to the NEOs for the 2011 performance year are presented under “Bonus” with respect to the portion relevant to the discretionary determinations and “Non-Equity Incentive Plan Compensation” for portions based solely on performance criteria in the Summary Compensation Table.

Performance Targets for 2012. On February 16, 2012, upon the recommendation of the Compensation Committee, the Board approved the following point allocations and minimum, target and stretch goals for each of the performance measures to be used in determining the annual cash incentive compensation pool for 2012:

Measure	Minimum	Target	Stretch	Target Points
Reserves (Bcfe)	100	120	140	25
EBITDA ($)	585	685	785	25
Relative Stock Performance	#10	#5	#1	25
Safety (total recordable incident rate)	0.65	0.55	0.35	5
Discretionary	0	20	40	20

Long-Term Equity Incentive Compensation. Through long-term incentive compensation, our intent is to provide a substantial forward-looking incentive to our executive officers that:

1.	Emphasizes long-term value creation;
2.	Aligns the long-term interests of our executive officers with those of our stockholders by directly linking rewards to stockholder return; and
3.	Fosters meaningful levels of long-term stock ownership by our executive officers.

In its considerations of whether or not to make equity grants to our executive officers and, if such grants are made, the size of the grants, our Compensation Committee considers factors such as the TDC for each of the NEOs, company-level performance, the applicable executive officer’s performance, comparative share ownership by comparable executives of comparable companies, the amount of equity previously awarded to the applicable executive officer, the vesting of such awards, and the recommendations of management. While there is no formal weighting of these elements, the Compensation Committee considers each in its analysis. In determining the TDC for each of the NEOs, the Compensation Committee generally considers total annual compensation for each NEO as previously described and then subtracts base salary and cash incentive bonus awards from targeted total compensation to arrive at the amount of fair value to award as long-term equity incentive grants. In 2011, the Compensation Committee also considered several other subjective factors in determining the equity-based portion of executive compensation, including individual executive performance against strategic milestones such as positive results in growing reserves, hedging activity, liquidity, risk mitigation, safety, acreage acquisition, new field discoveries, major field acquisition and improved share price.

In 2011, in addition to market data, the CEO’s awards pursuant to the 2009 Amended and Restated Stock Incentive Plan (“Stock Incentive Plan”) were based on performance considerations such as:

1.	Delivering on growing estimated proved reserves,
2.	Surpassing targets in three of the four bonus areas,
3.	Achievement of certain strategic milestones, such as increasing estimated proved reserves, creating additional future investment opportunities, prudent hedging, and judicious cash management, and
4.	Automatic extension of the CEO’s employment agreement after having served as President and CEO for nearly eight years since starting on April 1, 2004.

The awards to the other NEOs in 2011 were based on market data and the achievement of those performance measures described above, as well as consideration of individual performance and contribution to Stone in 2011. The number and type of awards granted to each NEO in 2011 are set forth below.

For 2012, the Compensation Committee intends to again utilize the same approach to determine TDC and to determine long-term incentive awards in the context of aligning executive compensation to company performance in conjunction with considerations such as competitive pressures, retention concerns, emerging industry trends, individual executive performance, future potential, and individual contribution in order to maintain flexibility to react to a volatile marketplace. However, we will generally attempt to adhere to a compensation philosophy that targets providing roughly TDC in alignment with our performance relative to the Peer Group as shown below.

2012 Total Direct Compensation (TDC) Targets
Officer	Company Underperformance	Company Market (Target)	Company Outperformance
CEO	10th – 33rd Percentile	33rd – 66th Percentile	66th – 90th Percentile
Other NEOs	25th – 33rd Percentile	33rd – 66th Percentile	66th – 75th Percentile

The ranges for each component of the TDC are shown below.

2012 Target Component Ranges
Officer	Base	Bonus	LTI
CEO	25th Percentile	0-2x salary	TDC minus Base minus Bonus
Other NEOs	25th Percentile	0-2x salary	TDC minus Base minus Bonus

In addition, the Compensation Committee intends to set TDC for 2012 in the context of our stock price percentile performance relative to the performance of the Peer Group and the achievement of specific targets of reserves, EBITDA and safety, as described previously in the discussion on 2011 performance measures. The Compensation Committee also considers strategic milestones that are not reduced to a formula but that influence its discretionary judgment. These strategic milestones for 2012 include growing reserves, positive results in hedging activity, improvement in absolute stock performance, risk mitigation, managing lease operating expenses, acreage acquisition, increasing net asset value and new field discoveries. The Compensation Committee intends to assess each executive’s performance and contribution in terms of TDC relative to the marketplace and then set the fair value of the actual restricted stock grants as the TDC minus base salary and cash incentive and bonus.

Stock Options and Restricted Stock. The Compensation Committee may grant non-statutory options at an exercise price equal to the fair market value of our common stock on the date of grant. Options granted to employees typically have 10-year terms, with exercise restrictions that lapse over a five-year period. Options granted to non-employee directors in the past have had five-year terms, with exercise restrictions that lapse over a three-year period. The Stock Incentive Plan requires stockholder approval to amend any outstanding option contract to lower the option price. Stock options provide for financial gain derived from the potential appreciation in stock price from the date that the option is granted until the date that the option is exercised. The exercise price of stock option grants is set at fair market value (average of our high and low stock price) on the grant date. Our long-term performance ultimately determines the value of stock options because gains from stock option exercises are entirely dependent on the long-term appreciation of our stock price.

Awards of restricted stock to employees under our Stock Incentive Plan fully vest over three years, one-third per year with rare exceptions at the discretion of the Compensation Committee. Effective January 19, 2011, the Compensation Committee made the following awards of restricted stock to the NEOs:

Officer	2011 Restricted Stock Granted in Recognition of Performance Through December 2010
D. Welch, CEO	100,000 shares
K. Beer, CFO	36,000 shares
J. Wenzel	30,000 shares
R. Smith	30,000 shares
A. Gates	11,000 shares

Mr. Welch has a provision in his employment agreement providing that, after he has completed five consecutive years of employment as President and CEO, he will not be required to forfeit upon his retirement any unvested stock options or restricted shares that were granted to him and the options will continue to vest and the restrictions will continue to lapse without his being an employee. Mr. Welch completed five consecutive years of employment as President and CEO on April 1, 2009, and, therefore, there is no risk of forfeiture of his equity grants upon his retirement. However, shares of restricted stock subsequently awarded to Mr. Welch (including awards in 2011 and 2012) have been specifically conditioned on his agreement to waive any provision in his employment agreement that would result in the lapse of the forfeiture restrictions, which restrictions lapse over three years, one-third per year.

Relative Share Price Performance Factor. For 2010 and subsequent years, upon the advice of the Compensation Consultant, the Compensation Committee and the Board eliminated the use of relative share price performance as a separate factor affecting awards of equity compensation. The rationale was that because relative share price performance was a factor in determining both TDC and the cash incentive awards, and because the equity awards were determined by subtracting salaries and cash incentive and discretionary awards from TDC, the use of relative share price performance as a separate factor affecting equity compensation was increasingly redundant and was no longer desirable.

2012 Equity Awards to NEOs. Effective as of March 1, 2012, the following awards of restricted stock were made to the NEOs:

Officer	2012 Restricted Stock Granted in Recognition of Performance Through December 2011
D. Welch, CEO	132,634 shares
K. Beer, CFO	40,932 shares
J. Wenzel	36,212 shares
R. Smith	36,212 shares
A. Gates	8,267 shares

These restricted stock awards were made effective as of March 1, 2012 rather than in January, which had been customary, in order to fully incorporate the results of 2011 and the market data in the compensation decisions. However, the Compensation Committee and the Board agreed that the lapse of forfeiture restrictions for these awards would occur one-third per year as of January 15, 2013, January 15, 2014 and January 15, 2015.

Rationale for 2011 Compensation. For 2011, the Compensation Committee deemed we were a market outperformer, ending the year with both the 1-year and the 3-year total shareholder returns at the 75th percentile for the Peer Group, which translated to a philosophy of paying our NEOs at the 75th percentile for 2011 based on the ECI 2011 Survey and Peer Group proxy data for TDC, with the exact percentile to be determined for each NEO solely in the discretion of the Compensation Committee.

For 2011, Mr. Welch’s base salary had been increased from $520,000 to $545,000, and his cash incentive and discretionary bonus was set at $817,500. This bonus was 150% of his 1x base pay target, and it was earned by achievement of goals defined by the Board. The Compensation Committee set the percentile range for Mr. Welch’s target TDC at the 75th percentile for 2011 performance. The value of Mr. Welch’s long-term equity incentive award was then determined by subtracting the sum of his base salary and cash incentive and discretionary bonus amount ($1,362,500) from his target TDC ($5,662,500). This long-range equity incentive award was made effective March 1, 2012, and it was determined by dividing $4,300,000 by the closing stock price on March 1, 2012 ($32.42) for an award of 132,634 restricted shares with restrictions lapsing one-third per year over three years on January 15, 2013, 2014 and 2015.

Because TDC is not determined until after Stone’s stock performance is determined relative to its peers after the end of the calendar year, only the CEO’s base salary component of TDC is known before the end of the calendar year. Both the cash incentive and discretionary bonus component and the long-range equity component are determined and awarded in the first quarter of the following year, in this instance, in 2012, such that two of the three components of TDC for 2011 are made in 2012. For the CEO’s long-range equity incentive award actually made in 2011, which was for 2010 performance, the fair value was $2,300,000, which included a grant of restricted stock in January 2011 (100,000 shares valued at $23 per share).

The TDC for each of our other NEOs was set similarly to that of our CEO. The Compensation Committee used a range between the 25th and 50th percentiles of the ECI 2010 Survey as a guideline in 2011 for TDC, being the lower end of the market performer range. The ECI 2011 Survey data is position specific, and there is a specific pay range for each NEO position. Thus, each NEO has a specific market pay scale depending upon the particular role of each NEO. The Compensation Committee determined each NEO’s appropriate TDC as shown in the Total column of the Summary Compensation Table referenced above. All of the pay scales used for the NEOs were within the 25th to 50th percentile of the peer group. Consistent with the pay-for-performance program, the base salaries were set at the 25th percentile, and the cash incentive bonuses that were earned were less than 1x base salary. The Compensation Committee then determined the value of the long-term equity incentive award for each of the NEOs by subtracting the sum of the base salary and cash incentive bonus from the respective TDC set for each NEO. This resulted in the long-term incentive awards shown in the columns labeled “Stock Awards” and “Options Awards” in the Summary Compensation Table referenced above.

Perquisites and Other Benefits. Perquisites and other benefits represent a small part of our overall compensation package. These benefits help us attract and retain senior level executives and are reviewed periodically to ensure that they are competitive with industry norms. We sponsor membership in golf or social clubs for certain senior executives who have responsibility for entertainment deemed necessary or desirable to conduct business and recruit employees.

The NEOs also participate in a variety of retirement, health and welfare, and paid time-off benefits designed to enable us to attract and retain our workforce in a competitive marketplace. Health and welfare and paid time-off benefits help ensure that we have a productive and focused workforce through reliable and competitive health and other benefits that are available to all employees on a non-discriminatory basis. However, we continue to pay life insurance premiums for policies that were purchased for the benefit of our officers in prior years, with Mr. Gates being the only current NEO with such a policy. Our Employee Benefit Plan (restated on January 1, 2008, revised on January 1, 2009) provides health and welfare benefits for all of our employees.

401(k) Plan. To provide employees with retirement savings in a tax efficient manner, under our 401(k) profit sharing plan, eligible employees are permitted to defer receipt of up to 60% of their compensation up to a maximum amount, plus up to an additional $5,500 catch-up adjustment for employees age 50 or over (subject to certain limitations imposed under the Code). The plan provides that a discretionary match of employee deferrals, before catch-up adjustments, may be made by us, at our discretion, in cash or shares of common stock. During the year ended December 31, 2011, and since the inception of this plan, we have made annual matching contributions of $1.00 for every $2.00 contributed by an employee, excluding catch-up contributions.

Deferred Compensation Plan. To provide employees with retirement savings in a tax efficient manner, the Stone Energy Corporation Deferred Compensation Plan provides eligible executives and other highly compensated individuals with the option to defer up to 100% of their compensation for a calendar year, and the Compensation Committee may, at its discretion, match a portion or all of the participant’s deferral based upon a percentage determined by the Board. The amounts held under the plan are invested in various investment funds maintained by a third party in accordance with the direction of each participant. During the year ended December 31, 2011, and since the inception of this plan, there were no matching contributions made by us, and the Compensation Committee does not anticipate any matching contributions in 2012.

Severance Plan and Change of Control Plans. Our severance and change of control plans are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. We believe that providing consistent, competitive levels of severance protection to senior executives helps minimize distraction during times of uncertainty and helps to retain key employees. The severance plans provide benefits to ease an employee’s transition due to the unexpected employment termination by our company due to ongoing changes in our employment needs. The Compensation Committee is responsible for administering these policies and plans. For a detailed description of potential payments that could be made to our NEOs pursuant to these arrangements, please see the “Potential Payment Upon Termination or Change of Control” section below.

Tax Deductibility of Compensation. The Compensation Committee considers the expected tax treatment to our company and its executive officers as one of the factors in determining compensation matters. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits the deductibility of certain compensation expenses in excess of $1.0 million to a covered employee in any fiscal year, although certain qualifying performance-based compensation is not subject to the limits on deductibility. The Compensation Committee currently considers the deductibility under Section 162(m) of compensation of its executives to the extent reasonably practical and consistent with our objectives, but the Compensation Committee may nonetheless approve compensation that does not fall within these requirements. The Compensation Committee may authorize compensation that results in amounts above the limits if it determines that such compensation is in the best interests of our company.

Sections 280G and 4999. We provide Messrs. Welch and Beer with certain tax protection in the form of a gross-up payment to reimburse them for any excise tax that might be incurred under Section 4999 of the Internal Revenue Code of 1986, as amended, as well as any additional income taxes resulting from such reimbursement. Section 4999 imposes a 20% non-deductible excise tax on the recipient of an “excess parachute payment” and Section 280G disallows the tax deduction to the payor of any amount of an excess parachute payment that is contingent on a change of control. Aggregate payments as a result of a change of control must exceed three times the executive’s base amount in order to be considered a parachute payment, and then the excise tax is imposed on the parachute payments that exceed the executive’s base amount. The intent of the tax gross-up is to provide a benefit without a tax penalty to these executives who are displaced in the event of a change of control. We believe the provision of tax protection for excess parachute payments for these executive officers is consistent with market practice, is a valuable executive retention tool, and is consistent with the objectives of our overall executive compensation program.

Section 409A. We have amended our plans as necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Accounting for Stock-Based Compensation. We are accounting for stock-based payments in accordance with the requirements of FASB ASC Topic 718.

Say-on-Pay Vote Required by the Dodd-Frank Act. We are required to address whether and, if so, how we have considered the results of our most recent say-on-pay vote and how that consideration has affected our compensation policies and decisions. Last year, 2011, was the first year for our say-on-pay vote, and our stockholders approved the resolution on our executive compensation with 37,661,599 votes in favor and only 1,348,814 votes against. Because the vote on say-on-pay was affirmative, we plan to continue with our compensation policies in the current year.

Stock Ownership Guidelines. On November 20, 2008, the Board adopted Stock Ownership Guidelines, which were amended on April 1, 2009, for our directors and officers. These guidelines are designed to further align the interests of our officers and directors with those of our stockholders and are summarized below.

Executives and directors are required to meet the following ownership levels by the later of December 31, 2013 or within five years of being promoted or elected to their position. The following stock ownership guidelines will apply, based on the annual base salary in effect for each applicable individual as of January 1 of the applicable year:

Individual	Multiple of Salary
Chief Executive Officer	Five times base salary
Nonemployee Director	Four times annual stipend or retainer
Senior Vice President	Three times base salary
Vice President	Two times base salary

Among other terms, the guidelines provide that (1) restricted stock will be included in determining the stock ownership of an individual and (2) the value of our stock as of December 31 of a given year used in determining the number of shares needed to comply with the guidelines will be the average price of our stock during the previous month of August of that same calendar year. For each officer, the guidelines will be reduced 15% per year beginning on the 61st anniversary of the birth date of the officer, such that the officer need comply with only 85% of the guidelines after age 61, 70% after age 62, 55% after age 63, 40% after age 64, and 25% after age 65 and thereafter until retirement from or other termination of employment with our company. The Board of Directors may amend or terminate these stock ownership guidelines in its sole discretion, at any time or from time to time, in the aggregate or for any individual, based on market conditions or an individual’s circumstances or for any other reason.

COMPENSATION COMMITTEE REPORT

The Compensation Committee does hereby state that:

(A)	The Compensation Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management; and

(B)	Based on the review and discussions with management, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in Stone Energy Corporation’s proxy statement and incorporated by reference into Stone Energy Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Compensation Committee,

George R. Christmas – Chairman
B. J. Duplantis
Peter D. Kinnear
Robert S. Murley

EXECUTIVE COMPENSATION

Summary Compensation

The following table sets forth the compensation earned by the NEOs for services rendered in all capacities to our company and its subsidiaries for the fiscal years ended December 31, 2011, December 31, 2010 and December 31, 2009.

SUMMARY COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2011
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($) (4)	All Other Compen- sation ($) (5)	Total ($)

David H. Welch	2011	$545,000	$190,723	$2,300,000	$–	$626,777	$31,339	$3,693,839
President and Chief	2010	520,000	119,340	171,600	–	322,660	21,221	1,154,821
Executive Officer	2009	520,000	113,400	1,601,650	234,759	426,600	20,099	2,916,508

Kenneth H. Beer	2011	342,000	119,683	828,000	–	393,317	8,250	1,691,250
Executive Vice President,	2010	330,000	75,735	51,480	–	204,765	9,287	671,267
Chief Financial Officer	2009	330,000	72,450	561,900	86,100	272,550	9,289	1,332,289

Richard L. Smith	2011	280,000	97,986	690,000	–	322,014	8,610	1,398,610
Executive Vice President,	2010	244,000	55,998	34,320	–	151,402	8,550	494,270
Exploration and Business	2009	244,000	51,240	384,650	–	192,760	8,520	881,170
Development

Jerome F. Wenzel, Jr.	2011	280,000	97,986	690,000	–	322,014	8,430	1,398,430
Executive Vice President,	2010	256,000	58,752	34,320	–	158,848	8,340	516,260
Operations	2009	256,000	55,650	384,650	–	209,350	8,580	914,230

Andrew L. Gates, III	2011	248,000	86,788	253,000	–	285,212	12,050	885,050
Senior Vice President,	2010	236,000	54,162	17,160	–	146,438	12,170	465,930
General Counsel,	2009	236,000	49,560	197,350	–	186,440	12,140	681,490
Secretary

(1)	The amounts reflected in this column were discretionary awards granted by the Compensation Committee pursuant to the Annual Incentive Compensation Plan. Please see “Compensation Discussion and Analysis – Annual Cash Incentive/Discretionary Bonus Compensation.”

(2)	Restricted stock awards prior to May 2009 were made pursuant to our 2004 Amended and Restated Stock Incentive Plan, and subsequent restricted stock awards were made pursuant to our Stock Incentive Plan. The values shown in this column reflect the aggregate grant date fair value of restricted stock awards granted in each year, computed in accordance with FASB ASC Topic 718. The value ultimately received by the executive may or may not be equal to the values reflected above. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a complete description of the valuation, including the assumptions used.

(3)	Stock option awards prior to May 2009 were made pursuant to our 2004 Amended and Restated Stock Incentive Plan, and subsequent stock option awards were made pursuant to our 2009 Amended and Restated Stock Incentive Plan. There were no stock option awards in 2010 or 2011. The values shown in this column reflect the aggregate grant date fair value of stock option awards granted in each year, computed in accordance with FASB ASC Topic 718. The value ultimately received by the executive may or may not be equal to the values reflected above. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a complete description of the valuation, including the assumptions used.

(4)	The amounts reflected in this column relate to the performance-based components of our Annual Cash Incentive Compensation Plan. Please see “Compensation Discussion and Analysis – Annual Cash Incentive/Discretionary Bonus Compensation.”

(5)	The following table provides detail for the All Other Compensation column for each of the NEOs in 2011:

	Mr. Welch*	Mr. Beer	Mr. Smith	Mr. Wenzel	Mr. Gates
Company 401(k) match	$8,250	$8,250	$8,250	$8,250	$8,250
Life insurance premiums	–	–	–	–	3,500
Annual dues for club memberships	13,089	–	360	180	300
Matching charitable contributions	10,000	–	–	–	–

	$31,339	$8,250	$8,610	$8,430	$12,050

*There was a matching charitable contribution of $10,000 for Mr. Welch to United Way of Acadiana pursuant to a matching charitable donation program for our directors. Mr. Welch did not personally receive this $10,000 as compensation.

Grants of Plan Based Awards

The following table discloses information concerning each grant of an award made during 2011 under any plan for the NEOs. It also discloses potential future payouts under our non-equity incentive plan.

GRANT OF PLAN BASED AWARDS TABLE FOR THE YEAR ENDED DECEMBER 31, 2011
Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (2)
	Grant Date	Target ($)	Maximum ($)
David H. Welch	1/19/11	–	–	100,000	$2,300,000
	–	$436,000	$872,000	–	–
Kenneth H. Beer	1/19/11	–	–	36,000	$828,000
	–	$273,600	$547,200	–	–
Richard L. Smith.	1/19/11	–	–	30,000	$690,000
	–	$224,000	$448,000	–	–
Jerome F. Wenzel, Jr.	1/19/11	–	–	30,000	$690,000
	–	$224,000	$448,000	–	–
Andrew L. Gates, III	1/19/11	–	–	11,000	$253,000
	–	$198,400	$396,800	–	–

(1)	These columns show the range of possible payouts under the performance and discretionary based portions of our Annual Cash Incentive Compensation Plan. For 2011, achieving the targets for each of the four performance measures under the Annual Cash Incentive Compensation Plan would have earned 80 points or 80% of the employee’s targeted bonus opportunity, plus up to 20% as a discretionary amount. Similarly, achieving the stretch goals for each performance measure would have earned 160 points or 160% of the employee’s targeted incentive award opportunity, plus up to 40% as a discretionary amount. Thus, achieving the targets could have resulted in an award of 100% and achieving the stretch goals could have resulted in a maximum award of 200%. If none of the minimums are achieved and if no discretionary amount is awarded, then no cash incentive award would be granted under the Annual Cash Incentive Compensation Plan. No threshold exists for the NEOs. Amounts shown here under the “Target” and “Maximum” columns reflect only those portions that are attributable to the performance-based portions of the awards. Please read “Compensation Discussion and Analysis – Executive Compensation Components – Annual Cash Incentive/Discretionary Bonus Compensation” for additional information.

(2)	Calculated in accordance with FASB ASC Topic 718 as described in footnote 2 to the Summary Compensation Table.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

The following narrative provides additional information about the various compensation plans, programs and policies reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table for the year ended December 31, 2011.

Employment-Related Agreements with NEOs. The terms governing the employment, and compensation, of Messrs. Welch, Beer and Smith are outlined in individual employment agreements. For a description of the material terms of the agreements in place with each of these officers during 2011, please see “Employment Agreements, Termination of Employment, Severance and Change-in-Control Plans – Employment Agreements” below. We do not maintain employment agreements with any other NEOs.

Fiscal 2011 Salary. The NEOs were paid base salaries during fiscal year 2011 as follows:

Officer	Salary
D. Welch	$545,000
K. Beer	342,000
R. Smith	280,000
J. Wenzel	280,000
A. Gates	248,000

Fiscal 2011 Annual Cash Incentive Compensation. On March 7, 2012, the NEOs were paid the following amounts under our Annual Incentive Compensation Plan for 2011 performance:

Officer	Discretionary Amount	Performance-Based Amount	Total Award
D. Welch	$190,723	$626,777	$817,500
K. Beer	119,683	393,317	513,000
R. Smith	97,986	322,014	420,000
J. Wenzel	97,986	322,014	420,000
A. Gates	86,788	285,212	372,000

For additional information concerning our Annual Cash Incentive Compensation Plan and the 2011 awards, please see “Compensation Discussion and Analysis—Annual Cash Incentive/Discretionary Bonus Compensation.”

Salary and Bonus in Proportion to Total Compensation. The following table sets forth the percentage of each of the NEO’s total compensation that we paid in the form of base salary and discretionary cash bonuses. As noted previously, for the year ended December 31, 2009, there were grants of equity compensation made in September 2009 for competitive reasons that normally would have been made in January 2010. Thus, there were only minimal grants of equity compensation made to the NEOs in 2010.

Name	Year	Percentage of Total Compensation
David H. Welch	2011	37%
	2010	83%
	2009	37%
Kenneth H. Beer	2011	51%
	2010	91%
	2009	51%
Richard L. Smith	2011	50%
	2010	91%
	2009	56%
Jerome F. Wenzel, Jr.	2011	50%
	2010	92%
	2009	58%
Andrew L. Gates, III	2011	70%
	2010	94%
	2009	70%

Equity Awards. The Compensation Committee did not award stock options to the NEOs in 2011. The Compensation Committee awarded restricted stock to the NEOs in January 2011. For a discussion of these awards, including vesting provisions and forfeiture provisions, please see “Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation.”

On March 1, 2012, Mr. Welch was granted 132,634 shares of restricted stock, Mr. Beer was granted 40,932 shares of restricted stock, Messrs. Smith and Wenzel were each granted 36,212 shares of restricted stock, and Mr. Gates was granted 8,267 shares of restricted stock. Except as described below with respect to Mr. Welch, the forfeiture restrictions on the restricted stock lapse 33.3% each year over a three-year period on January 15, 2013, January 15, 2014 and January 15, 2015. These 2012 grants were related to 2011 performance. These grants will be shown in the Grants of Plan Based Awards Table for the year ended December 31, 2012. Mr. Welch has a provision in his employment agreement providing that, after he has completed five consecutive years of employment as President and CEO, the Board will agree that he will not be required to forfeit upon his retirement any unvested stock options or restricted shares that were granted to him and the options will continue to vest and the restrictions will continue to lapse without his being an employee. Mr. Welch completed five consecutive years of employment as President and CEO on April 1, 2009, and, therefore, there is no risk of forfeiture upon his retirement. However, the 132,634 shares of restricted stock awarded to Mr. Welch on March 1, 2012 were specifically conditioned on his agreement to waive any provision in his employment agreement that would result in the lapse of the forfeiture restrictions, which restrictions lapse over three years, one-third per year on January 15, 2013, January 15, 2014 and January 15, 2015.

Outstanding Equity Awards at Fiscal Year-End

The following table contains information concerning the number and value of outstanding and unexercised options as well as the number and value of unvested restricted stock awards at December 31, 2011.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2011
	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
David H. Welch	4/1/2004	100,000	-		$48.90	4/1/2014
	6/16/2005	30,000	-		48.29	6/16/2015
	2/7/2006	15,000	-		47.75	2/7/2016
	1/9/2007	12,000	3,000	(2)	33.19	1/9/2017
	1/15/2008	15,000	10,000	(3)	44.67	1/15/2018
	1/15/2009	8,000	12,000	(4)	10.05	1/15/2019
	2/17/2009	11,790	17,684	(5)	6.97	2/17/2019
							9/1/2009	33,333	(9)	$879,325
							1/15/2010	6,667	(10)	175,875
							1/19/2011	100,000	(11)	2,638,000
Kenneth H. Beer	8/1/2005	30,000	-		$53.20	8/1/2015
	1/9/2007	8,000	2,000	(6)	33.19	1/9/2017
	1/15/2008	9,000	6,000	(7)	44.67	1/15/2018
	1/15/2009	6,000	9,000	(8)	10.05	1/15/2019
							1/15/2009	6,000	(12)	$158,280
							9/1/2009	10,000	(13)	263,800
							1/15/2010	2,000	(14)	52,760
							1/19/2011	36,000	(15)	949,680
Richard L. Smith	-	-	-		-	-
							1/15/2009	4,333	(16)	$114,305
							9/1/2009	6,667	(17)	175,875
							1/15/2010	1,333	(18)	35,165
							1/19/2011	30,000	(19)	791,400
Jerome F. Wenzel, Jr.	10/1/2004	10,000	-		$44.04	10/1/2014
							1/15/2009	4,333	(20)	$114,305
							9/1/2009	6,667	(21)	175,875
							1/15/2010	1,333	(22)	35,165
							1/19/2011	30,000	(23)	791,400
Andrew L. Gates, III	11/14/2003	800	-		$36.46	11/14/2013
							1/15/2009	2,333	(24)	$61,545
							9/1/2009	3,333	(25)	87,925
							1/15/2010	667	(26)	17,595
							1/19/2011	11,000	(27)	290,180

(1)	The market value shown was determined by multiplying the number of unvested shares of stock by $26.38, which was the closing market price of our common stock on December 30, 2011.
(2)	Stock options that vest and become exercisable on January 9, 2012.
(3)	Stock options that vest and become exercisable as follows: 5,000 on January 15, 2012 and 5,000 on January 15, 2013.
(4)	Stock options that vest and become exercisable as follows: 4,000 on January 15, 2012, 4,000 on January 15, 2013, and 4,000 on January 15, 2014.
(5)	Stock options that vest and become exercisable as follows: 5,895 on February 17, 2012, 5,895 on February 17, 2013, and 5,894 on February 17, 2014.
(6)	Stock options that vest and become exercisable on January 9, 2012.
(7)	Stock options that vest and become exercisable as follows: 3,000 on January 15, 2012 and 3,000 on January 15, 2013.
(8)	Stock options that vest and become exercisable as follows: 3,000 on January 15, 2012, 3,000 on January 15, 2013, and 3,000 on January 15, 2014.
(9)	The restrictions on these shares of restricted stock will lapse on September 1, 2012.
(10)	The restrictions on these shares of restricted stock will lapse as follows: 3,333 on January 15, 2012 and 3,334 on January 15, 2013.

(11)	The restrictions on these shares of restricted stock will lapse as follows: 33,333 on January 19, 2012, 33,333 on January 19, 2013, and 33,334 on January 19, 2014.
(12)	The restrictions on these shares of restricted stock will lapse on January 15, 2012.
(13)	The restrictions on these shares of restricted stock will lapse on September 1, 2012.
(14)	The restrictions on these shares of restricted stock will lapse as follows: 1,000 on January 15, 2012 and 1,000 on January 15, 2013.
(15)	The restrictions on these shares of restricted stock will lapse as follows: 12,000 on January 19, 2012, 12,000 on January 19, 2013, and 12,000 on January 19, 2014.
(16)	The restrictions on these shares of restricted stock will lapse on January 15, 2012.
(17)	The restrictions on these shares of restricted stock will lapse on September 1, 2012.
(18)	The restrictions on these shares of restricted stock will lapse as follows: 666 on January 15, 2012 and 667 on January 15, 2013.
(19)	The restrictions on these shares of restricted stock will lapse as follows: 10,000 on January 19, 2012, 10,000 on January 19, 2013, and 10,000 on January 19, 2014.
(20)	The restrictions on these shares of restricted stock will lapse on January 15, 2012.
(21)	The restrictions on these shares of restricted stock will lapse on September 1, 2012.
(22)	The restrictions on these shares of restricted stock will lapse as follows: 666 on January 15, 2012 and 667 on January 15, 2013.
(23)	The restrictions on these shares of restricted stock will lapse as follows: 10,000 on January 19, 2012, 10,000 on January 19, 2013, and 10,000 on January 19, 2014.
(24)	The restrictions on these shares of restricted stock will lapse on January 15, 2012.
(25)	The restrictions on these shares of restricted stock will lapse on September 1, 2012.
(26)	The restrictions on these shares of restricted stock will lapse as follows: 334 on January 15, 2012 and 333 on January 15, 2013.
(27)	The restrictions on these shares of restricted stock will lapse as follows: 3,667 on January 19, 2012, 3,666 on January 19, 2013, and 3,667 on January 19, 2014.

Option Exercises and Stock Vested

The following table sets forth information regarding the number of stock awards vested, and the related value received during 2011 for the NEOs. There were no stock option exercises during 2011. All values realized were calculated by using the market value of our stock on the vesting date for the award, which was the closing price of our stock on the applicable date.

OPTION EXERCISES AND STOCK VESTED TABLE FOR THE YEAR ENDED DECEMBER 31, 2011
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David H. Welch	57,042	$1,422,369

Kenneth H. Beer	22,625	554,984

Richard L. Smith	16,167	404,549

Jerome F. Wenzel, Jr.	15,042	369,025

Andrew L. Gates, III	8,626	210,229

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation during 2011 for the NEOs.

NONQUALIFIED DEFERRED COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2011
Name	Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($) (1)
David H. Welch	$-	$74,455	$3,702,090

Kenneth H. Beer	-	(60,323)	564,483

Richard L. Smith	-	-	-

Jerome F. Wenzel, Jr.	-	(1,855)	37,620

Andrew L. Gates, III	-	5,098	308,504

(1)	The following portions of the aggregate balance amounts for each of the NEOs were reported as compensation to the officer in the Summary Compensation Table in previous fiscal years: Mr. Welch - $526,420 for the year ended December 31, 2010 and $208,391 for the year ended December 31, 2009 and Mr. Beer - $35,333 for the year ended December 31, 2009.

Our Deferred Compensation Plan provides eligible executives and other highly compensated individuals with the option to defer up to 100% of their base salary and/or 100% of their bonus for a calendar year, and the Compensation Committee may, at its discretion, match all or a portion of the participant’s deferral based upon a percentage determined by the Board. Deferral elections are made separately for salary and/or bonus not later than December for amounts to be earned in the following year. In addition, the Board may elect to make discretionary profit sharing contributions to the plan. Since the inception of the plan we have not made matching or profit sharing contributions, and the Compensation Committee does not anticipate making any matching or profit sharing contributions in 2012.

All employee contributions to the plan and investment returns on those contributions are fully vested, and there have not been any company contributions to the plan. Distributions due to separation of service will be made as a lump-sum cash payment or in monthly installments over up to ten years, based on the participant’s election and subject to the six-month delay of distributions imposed on certain of our key employees by Section 409A of the Internal Revenue Code. There was an amendment, dated effective as of June 1, 2010, to the section on distributions in the Adoption Agreement for the Deferred Compensation Plan, and distributions upon a “change of control” are no longer distribution options under the plan. The amounts held under the plan are invested in various investment funds maintained by a third party in accordance with the direction of each participant. Investment options under the plan are identical to the investment options available to participants in our 401(k) Profit Sharing Plan. Both the Deferred Compensation Plan and the 401(k) Profit Sharing Plan utilize a mutual fund investment window that enables participants to elect a wide variety of mutual funds. Participants may change their investment elections daily. The investment funds and rate of return for the year ended December 31, 2011, for the investment options actually elected by one or more the NEOs for all or any portion of 2011 are as follows:

•

David H. Welch - Stock investments include Fidelity International Discovery, Fidelity Retirement Money Market Fund, Fidelity Retirement Government Money Market Fund and Fidelity New Markets, Inc. with a combined rate of return for the year ended December 31, 2011 of 2.1%.

•

Kenneth H. Beer - Stock investments include Fidelity Leveraged Co. Stock Fund, Fidelity Diversified International Fund, Fidelity Small Cap Stock Fund and Spartan US Equity Index with a combined rate of return for the year ended December 31, 2011 of (9.7%).

•

Jerome F. Wenzel, Jr. - Stock investments include Fidelity Cap Appreciation Fund, Fidelity Spartan US Equity Index, Baron Asset Fund, Fidelity Value Fund and Fidelity Diversified International with a combined rate of return for the year ended December 31, 2011 of (4.7%).

•	Andrew L. Gates, III -Stock investments include Fidelity Balanced Fund with a combined rate of return for the year ended December 31, 2011 of 1.7%.

Potential Payment Upon Termination or Change of Control

Our Executive Change of Control and Severance Plan, as amended and restated effective as of December 31, 2008 (the “Executive Plan”) was established to provide financial security to our executives in the event of a Change of Control (as defined below) and upon certain terminations of employment. The design of the Executive Plan is described in greater detail below.

The table below reflects the amount of compensation to each of the NEOs in the event of termination of such executive’s employment, or a Change of Control, as applicable. The amount of compensation payable to each NEO upon “Involuntary Termination” occurring outside of the “Change of Control Period,” “Involuntary Termination” occurring in connection with a “Change of Control,” voluntary termination, or in the event of disability or death of the executive is shown below. As used in this proxy statement, the term “Change of Control Period” refers to (1) the 24-month period following a “Change of Control” in the case of Messrs. Welch and Beer and (2) the 12-month period following a “Change of Control” in the case of Messrs. Smith, Wenzel and Gates. The other key terms are based upon the definitions in our Executive Plan. The key terms that are based upon definitions in the Executive Plan are described in greater detail below:

•

“Cause” means any termination of an executive’s employment by reason of the executive’s willful and continued failure to perform substantially their duties after written notice of such failure has been given to the executive, or the willful engaging by the executive in conduct that is materially injurious to Stone, monetarily or otherwise.

•	A “Change of Control” is generally deemed to have occurred if the event described in any of the following paragraphs has occurred:
o	any person is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% or more of the combined voting power of our securities (though not including securities that were acquired directly from our company);
o	the Board of Directors as of December 31, 2008 fails to constitute the majority of the members of the Board, unless the Board members replacing the current members were appointed or elected by the current Board or by members of the Board previously so appointed or elected;
o	an arrangement, merger or consolidation of our company other than a transaction that would: (1) result in our voting securities outstanding immediately prior to such transaction continuing to represent at least 65% of the combined voting power of our securities or the surviving entity or any parent thereof outstanding immediately after such transaction, or (2) result in an arrangement, merger or consolidation which is effected to implement a recapitalization of our company (or similar transaction) in which no person is or becomes the Beneficial Owner, directly or indirectly, of securities representing 20% or more of the combined voting power of our then outstanding securities; or
o	our stockholders approve a plan of complete liquidation or dissolution of our company, or there is a sale or disposition of all or substantially all of our assets.
•	“Good Reason” means the occurrence (without the executive’s express written consent) on or within any Change of Control Period of any one of the following acts by us:
o	a material reduction in the executive’s annual base salary as in effect on the date of the Change of Control or as increased thereafter (except for certain across-the-board salary reductions);
o	a material diminution in the authority, duties or responsibilities of the executive as in effect immediately prior to the Change of Control; or
o	a requirement that the executive transfer to a work location that is more than 50 miles from such executive’s principal work location immediately prior to the Change of Control.
•	An “Involuntary Termination” means any termination of the executive’s employment by us other than for Cause or a termination by the executive during a Change of Control Period for a Good Reason.
•	The Executive Plan provides that the Executive’s right to terminate employment for Good Reason shall not be affected by the Executive’s incapacity due to physical or mental illness.

The following assumptions were used in determining the amounts below in the Potential Payment Upon Termination or Change of Control Table:

•	All terminations would be effective as of December 30, 2011 (the last business day of 2011).
•

Mr. Welch’s employment agreement requires us to provide him with one year’s prior written notice in order to terminate his employment. The amounts reported in the table below do not include any compensation or benefits that would be paid or provided to Mr. Welch during the one-year period from the date notice of termination of his employment was provided to the date of such termination.

•

The closing share price of our common stock as of December 30, 2011 was $26.38. The closing price of our stock on the New York Stock Exchange on March 26, 2012 was $30.27, which could change the payout in the event of a Change of Control. There can be no assurance that a Change of Control would produce the same or similar results as those described if it occurs on any other date or at any other price, or if any assumption is not correct in fact.

•

The actual amounts to be paid can only be determined at the time of such executive’s separation from our company. The cash incentive compensation, for example, is a pro rata share of the bonus opportunity for the year up to the date of termination at the then projected year-end rate of payout in an amount, if any, as determined by the Compensation Committee in its sole discretion.

•	Outplacement services are not to exceed a cost to us of 5% of the base annual salary of the executive.
•	Vacation pay assumes the executive has not used any vacation days and is being paid for all unused days.
•	The 401(k) match assumes the executive is eligible for the maximum contribution.
•

Tax gross-up payments reflect the amount payable to the executives to offset any excise tax imposed under the Internal Revenue Code. The amount shown assumes the “base amount” is the five-year average W-2 earnings for the period of calendar years 2006 through 2010. The benefit amount in excess of a named executive officer’s “base amount” is considered an “excess parachute payment” and if the “parachute payment” is equal to or greater than three times the base amount, then the excess parachute payment is subject to an excise tax. The calculation of the gross up amounts are based upon an excise tax rate under Section 4999 of 20%, a 35% federal income tax rate and a 1.45% Medicare tax rate. We have also made the assumptions that (1) no amounts will be discounted as attributable to reasonable compensation, (2) all cash severance payments are contingent upon a Change of Control, and (3) we could rebut the presumption required under applicable regulations that the equity awards granted in 2011 were contingent upon a Change of Control.

POTENTIAL PAYMENT UPON TERMINATION OR CHANGE OF CONTROL TABLE
Name	Benefit	Involuntary Termination Occurring Outside of a Change of Control Period	Involuntary Termination Occurring on Date of a Change of Control	Voluntary Termination (Other than a Good Reason Termination Occurring During a Change of Control Period)	Death	Disability

David H. Welch	Severance (1)	$3,259,100	$3,259,100	$-	(2)	(2)
	Cash incentive compensation (4)	545,000	545,000	-	-	-
	Tax gross-up payment (5)	-	1,690,878	-	-	-
	Outplacement (6)	27,250	27,250	-	-	-
	401(k) match (7)	-	8,250	8,250	8,250	8,250
	Health and welfare benefits (8)	5,451	5,451	-	-	-
	Stock options and restricted stock – accelerated vesting (9)	-	3,693,200	-	-	-
	Vacation pay (10)	52,404	52,404	52,404	-	-
	Total	$3,889,205	$9,281,533	$60,654	$8,250	$8,250

Kenneth H. Beer	Severance (1)	$2,045,160	$2,045,160	$-	(2)	(2)
	Cash incentive compensation (4)	342,000	342,000	-	-	-
	Tax gross-up payment (5)	-	943,121	-	-	-
	Outplacement (6)	17,100	17,100	-	-	-
	401(k) match (7)	-	8,250	8,250	8,250	8,250
	Health and welfare benefits (8)	5,451	5,451	-	-	-
	Stock options and restricted stock – accelerated vesting (9)	-	1,571,490	-	-	-
	Vacation pay (10)	32,885	32,885	32,885	-	-
	Total	$2,442,596	$4,965,457	$41,135	$8,250	$8,250

Richard L. Smith	Severance (3)	$280,000	$837,200	$-	(2)	(2)
	Cash incentive compensation (4)	280,000	280,000	-	-	-
	Tax gross-up payment	-	-	-	-	-
	Outplacement (6)	14,000	14,000	-	-	-
	401(k) match (7)	-	8,250	8,250	8,250	8,250
	Health and welfare benefits (8)	5,451	5,451	-	-	-
	Stock options and restricted stock – accelerated vesting (9)	-	1,116,745	-	-	-
	Vacation pay (10)	26,923	26,923	26,923	-	-
	Total	$606,374	$2,288,569	$35,173	$8,250	$8,250

Jerome F. Wenzel, Jr.	Severance (3)	$280,000	$837,200	$-	(2)	(2)
	Cash incentive compensation (4)	280,000	280,000	-	-	-
	Tax gross-up payment	-	-	-	-	-
	Outplacement (6)	14,000	14,000	-	-	-
	401(k) match (7)	-	8,250	8,250	8,250	8,250
	Health and welfare benefits (8)	5,451	5,451	-	-	-
	Stock options and restricted stock – accelerated vesting (9)	-	1,116,745	-	-	-
	Vacation pay (10)	26,923	26,923	26,923	-	-
	Total	$606,374	$2,288,569	$35,173	$8,250	$8,250

Andrew L. Gates, III	Severance (3)	$248,000	$741,520	$-	(2)	(2)
	Cash incentive compensation (4)	248,000	248,000	-	-	-
	Tax gross-up payment	-	-	-	-	-
	Outplacement (6)	12,400	12,400	-	-	-
	401(k) match (7)	-	8,250	8,250	8,250	8,250
	Health and welfare benefits (8)	5,451	5,451	-	-	-
	Stock options and restricted stock – accelerated vesting (9)	-	457,245	-	-	-
	Vacation pay (10)	23,846	23,846	23,846	-	-
	Total	$537,697	$1,496,712	$32,096	$8,250	$8,250

(1)	Severance amounts for Messrs. Welch and Beer are calculated by multiplying the sum of each executive’s base salary and target bonus by 2.99. Mr. Welch’s base salary and target bonus are each $545,000 for 2011; Mr. Beer’s base salary and target bonus are each $342,000 for 2011. Mr. Welch’s employment agreement requires one-year notice for termination.
(2)

We provide life insurance for Mr. Gates that pays $500,000 upon his death. There are no other additional benefits in the event of death or disability other than what is provided under our life and disability benefit plans. Life insurance benefits are 2  1/2 times annual salary with a maximum of $200,000 and disability benefits provide for 66 2/3% of salary with a maximum of $10,000 per month. While we provide premium payments for Mr. Gates’ policy and underlying policies connected to our benefit plans, the actual payments will come directly from the insurance company rather than from our general assets.

(3)	Severance amounts for Messrs. Smith, Wenzel and Gates are calculated by multiplying each executive’s base salary by 1.0 for an Involuntary Termination occurring outside of a Change of Control Period and by 2.99 for an Involuntary Termination occurring during a Change of Control Period. The 2011 base salaries for Messrs. Smith, Wenzel and Gates were $280,000, $280,000 and $248,000, respectively.
(4)	These amounts reflect the target annual cash incentive compensation plus discretionary bonus amounts for each executive in 2011 under our Annual Incentive Compensation Plan.
(5)	The tax gross-up payments for Messrs. Welch and Beer were calculated using the assumptions referenced in the narrative above the table.
(6)	The amounts reported for each executive’s outplacement services assume that the maximum amount of 5% of salary was paid.
(7)	Each 401(k) match assumes that we provided the executive with 50% of the maximum amount allowable by the Internal Revenue Code for elective deferred contributions, which was $16,500 for 2011.
(8)	The amounts reported above represent the portion of employee health insurance premiums covered by us in the amount of $908.49 per month multiplied by 6 months.
(9)	The amounts reported above are the combination of the acceleration of both stock options and restricted stock. The stock option portion of this amount is calculated by multiplying the number of shares subject to stock options that are “in-the-money” as of December 31, 2011 (meaning that the stock option exercise price is below the fair market value of a share on the date of exercise) by the difference in the exercise price and the fair market value of a share, which was $26.38 on December 30, 2011. Mr. Beer held 9,000 options with an exercise price of $10.05. The restricted stock portion of the amounts above are calculated by multiplying the number of shares of restricted stock each executive held as of December 31, 2011 by the fair market value of the stock on December 30, 2011, which was $26.38. The number of restricted shares held by each NEO as of December 31, 2011 was as follows:
•	Mr. Welch – 140,000 shares,
•	Mr. Beer – 54,000 shares,
•	Mr. Smith – 42,333 shares,
•	Mr. Wenzel – 42,333 shares, and
•	Mr. Gates – 17,333 shares
(10)	The amounts reported above for vacation pay were calculated by using the officer’s base salary divided by 52 weeks, multiplied by five weeks.

Employment Agreements, Termination of Employment, Severance and Change of Control Plans

Employment Agreements. On May 19, 2005, we entered into an employment agreement, commencing August 1, 2005, with Mr. Kenneth H. Beer. Under the agreement, Mr. Beer received (1) a base salary of $260,000 annually (which has since been increased as described above), (2) an initial award of 20,000 shares of restricted stock whereby one-third of the restrictions lapsed each year over three years, (3) initial stock options to acquire 30,000 shares of our common stock (vesting 20% per year over five years), and (4) the eligibility to receive additional awards with annual targets of 10,000 shares of restricted stock and stock options for 10,000 shares. The employment agreement does not specifically address severance provisions, but instead provides that Mr. Beer is entitled to receive severance benefits as set forth in our Executive Plan. The agreement did not provide for a term.

On January 12, 2006, we entered into an employment agreement with Mr. David H. Welch, which was superseded by an employment agreement dated December 2, 2008 to comply with Section 409A of the Internal Revenue Code. Under the agreement, upon completion of five consecutive years of employment, which occurred on April 1, 2009, Mr. Welch will not be required to forfeit, at the time of retirement, any unvested stock options or any restricted shares, and these options will continue to vest and the restrictions will continue to lapse without his being an employee of Stone (although this provision will not apply to his 2010, 2011 or 2012 equity grants, as described above). Additionally, upon termination by us, other than for cause, or by Mr. Welch for Good Reason in connection with or within 24 months after a Change of Control, Mr. Welch will receive a lump sum cash severance payment equal to 2.99 times the sum of his annual base salary and any target bonus at the 100% level, along with any earned but unpaid salary and a pro rata bonus opportunity up to the date of termination, plus outplacement services of up to 5% of his base salary. To the extent such payments are subject to any tax imposed under Section 4999 of the Internal Revenue Code (the “Excise Tax”), we will pay Mr. Welch an additional amount to offset the Excise Tax. Beginning on December 31, 2008 and on December 31 of each year thereafter, the term of the agreement is automatically extended for one year, such that each December 31 will begin a new three-year term. However, the Board of Directors may give written notice to Mr. Welch that the term of the employment agreement will cease to be so extended, in which event the agreement will terminate on the first anniversary of the date such notice is given.

On June 28, 2007, we entered into an employment agreement, commencing July 23, 2007, with Mr. Richard L. Smith. Under the agreement, Mr. Smith received (1) a base salary of $230,000 annually (which has since been increased as described above), (2) an initial award of 10,000 shares of restricted stock whereby one-third of the restrictions lapsed each year over three years, (3) the eligibility to receive additional awards with annual targets comparable to market data, then ranging from 8,000 to 10,000 restricted shares, (4) $10,000 in moving expenses (which was paid to him in a past year), and (5) five weeks of vacation annually. The employment agreement does not specifically address severance provisions, but instead provides that Mr. Smith shall receive severance benefits as set forth our Executive Plan. The agreement did not provide for a term.

Change of Control and Severance Plans. Our severance and change of control arrangements are designed to facilitate our ability to attract and retain executives as we compete for talented employees in a marketplace where such protections are commonly offered. The Executive Plan’s severance benefits are intended to ease an employee’s transition due to the unexpected employment termination by us due to ongoing changes in our employment needs. The change of control protection afforded by the plan encourages employees to remain focused on our business in the event of rumored or actual fundamental corporate changes. The Compensation Committee is responsible for administering these arrangements.

We have severance plans currently in effect for (1) the NEO’s and other officers of Stone and (2) the employees of our Company. The Executive Plan covers the CEO, CFO and the other officers of Stone. The last amendment and restatement of the Executive Plan replaced and superseded our Executive Change In Control Severance Policy that was maintained for certain designated executives (specifically, Messrs. Welch and Beer). Pursuant to Mr. Welch’s employment agreement and the Executive Plan, if an officer of Stone (including a NEO) incurs an Involuntary Termination of employment, the officer will receive the following:

•	any unpaid base salary up to the date of termination;

•

in the case of Messrs. Welch and Beer, a lump sum severance payment of 2.99 times the sum of (1) the executive’s annual base salary calculated using the higher of the annual salary rate in effect at the time of termination or that in effect on the date of the Change of Control and (2) any target bonus at the one hundred percent level for which the executive is eligible for the fiscal year in which the termination occurs; based on 2011 salaries and target bonuses, these payments would be $3,259,100 for the CEO, Mr. Welch, and $2,045,160 for the CFO, Mr. Beer;

•

a lump sum amount representing a pro rata share of the bonus opportunity up to the date of termination at the then projected year-end rate of payout, in an amount, if any, as determined by the Compensation Committee in its sole discretion (which amount will be reduced to the extent of any prorated bonus paid to the executive upon a Change of Control as described below);

•

in the case of Messrs. Smith, Wenzel and Gates and an Involuntary Termination occurring outside a Change of Control Period, a lump sum severance payment in an amount equal to the executive’s annual base salary; based on 2011 salaries, these payments would be $280,000 for Mr. Smith, $280,000 for Mr. Wenzel, and $248,000 for Mr. Gates;

•

in the case of Messrs. Smith, Wenzel and Gates and an Involuntary Termination occurring during a Change of Control Period, a lump sum severance payment in an amount equal to 2.99 times the executive’s annual base salary; based on 2011 salaries, these payments would be $837,200 for Mr. Smith, $837,200 for Mr. Wenzel, and $741,520 for Mr. Gates;

•

outplacement services the duration and costs for which are to be determined by the then prevailing practice of the Human Resources Department and, in no event, may exceed a cost to us of 5% of the base annual salary of the executive;

•

in the case of Messrs. Welch and Beer, a Gross-Up Payment in an amount sufficient to provide that the net amount retained by the executive will equal the excise tax charged to the executive as a result of the receipt of any change-of-control payments, provided that if it shall be determined that the executive is entitled to a Gross-Up Payment but the total to be paid does not exceed 110% of the greatest amount (the “Reduced Amount”) that could be paid to the executive such that the receipt of the total would not give rise to any excise tax, then no Gross-Up Payment shall be made and the total payments to the executive in the aggregate shall be reduced to the Reduced Amount; and

•

the continuation of the health benefit coverages for the officer and, where applicable, his eligible dependents for the six-month period following the date of such Involuntary Termination of employment, at a cost to the officer that is equal to the cost for an active employee for similar coverage.

Upon the occurrence of a Change of Control, the Executive Plan provides that the following benefits will automatically be provided to Stone’s officers (including our NEOs), without regard to whether the officer’s employment with us terminates:

•

unexercised in-the-money stock options will be fully vested and cancelled immediately prior to the Change of Control in exchange for cash equal to the product of the number of our shares issuable upon exercise of the respective stock options times the excess, if any, of the per share cash consideration to be determined by the Board in connection with the Change of Control over the aggregate exercise price under such stock options;

•	all the remaining vesting restrictions with respect to any of our restricted stock awards issued or issuable pursuant to any of our stock incentive plans expire;

•

we will contribute to our 401(k) plan a matching amount for the participants equal to $1.00 for every $2.00 contributed as a 401(k) contribution (other than a 401(k) catch-up contribution) by the participants in the 401(k) plan for the period from January 1 in the calendar year of the Change of Control through the effective date of the Change of Control, less any matching amounts previously contributed to the 401(k) plan for such period, if any, to be credited to the 401(k) plan participants’ accounts according to the terms of the 401(k) plan, up to a total maximum matching contribution for an individual participant’s account that does not exceed the limit authorized by the Internal Revenue Code for such contribution; and

•

we will pay the executive a pro rata share of the bonus opportunity up to the date of the Change of Control at the then projected year-end rate of payout, in an amount, if any, as determined by the Compensation Committee in its sole discretion.

The Executive Plan may not be amended or terminated to adversely affect the benefits or potential rights to benefits for a period of 12 months following amendment or termination. In the event of a Change of Control during the existence of the Executive Plan, the term of the plan is automatically extended for 24 months following the date of such Change of Control.

The Executive Plan also requires that the executive sign a release within 45 days of an Involuntary Termination in order to receive the applicable payments and benefits for such a termination. The release will state that the Compensation Committee, the plan’s fiduciaries, our company and our parent corporation, subsidiaries, affiliates, stockholders, partners, officers, directors, employees and agents are released from all causes of action of any kind, including all claims or causes of action that may arise out of that executive’s termination of employment. The execution of the release and the receipt of the benefits provided under the plan will constitute full settlement of all such claims and causes of action relating to the executive’s employment or termination of employment.

Payments Made Upon a Change of Control or Voluntary Termination for Good Reason within a Change of Control Period

The payments to be made to a NEO upon a Change of Control or voluntary termination for Good Reason within a Change of Control Period are set forth immediately above under “Change of Control and Severance Plans.”

Payments Made Upon Termination

Regardless of the manner in which a NEO’s employment terminates, he is entitled to receive amounts earned during his employment. These amounts include:

•	non-equity compensation earned during the fiscal year;

•	amounts contributed pursuant to our Deferred Compensation Plan;

•	unused vacation pay; and

•	amounts accrued and vested through our 401(k) Plan.

Payments Made Upon Retirement

Except for our 401(k) Plan and Deferred Compensation Plan, we do not have any retirement plan or pension plan for any officers or other employees. An employee who retires during the calendar year is entitled to participate in our matching contributions for the 401(k) Plan. We will contribute to the 401(k) Plan a matching amount for the participants equal to $1.00 for every $2.00 contributed as a 401(k) contribution (other than a 401(k) catch-up contribution) by the participants in the 401(k) Plan for the calendar year, less any matching amounts previously contributed to the 401(k) Plan for such period, if any, to be credited to the 401(k) Plan participants’ accounts according to the terms of the 401(k) Plan, up to a total maximum matching contribution for an individual participant’s account that does not exceed the limit authorized by the Internal Revenue Code for such contribution.

Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefits listed under the headings “Payments Made Upon Termination” above, the NEO will receive benefits under our disability plan or payments under our life insurance plan, as appropriate. An employee who dies or becomes disabled during the calendar year is entitled to participate in our matching contributions for the 401(k) Plan. We will contribute to the 401(k) Plan a matching amount for the participants equal to $1.00 for every $2.00 contributed as a 401(k) contribution (other than a 401(k) catch-up contribution) by the participants in the 401(k) Plan for the calendar year, less any matching amounts previously contributed to the 401(k) Plan for such period, if any, to be credited to the 401(k) Plan participants’ accounts according to the terms of the 401(k) Plan, up to a total maximum matching contribution for an individual participant’s account that does not exceed the limit authorized by the Internal Revenue Code for such contribution. There is also a life insurance policy in the face amount of $500,000 that provides payment to the estate of Mr. Gates in the event of his death.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding the shares of our common stock that may be issued under our existing equity compensation plans. As of December 31, 2011, there were 923,740 shares of restricted common stock outstanding.

Equity Compensation Plan Information as of December 31, 2011
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	438,394	(1)	$38.77	3,305,141
Equity compensation plans not approved by security holders (2)	-		-	-

Total	438,394		$38.77	3,305,141

(1)	Weighted average term of outstanding options is 3.6 years.
(2)	No equity compensation plans have been adopted without approval by security holders.

DIRECTOR COMPENSATION

General

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, to each of our directors during 2011. A description of the fees and other awards payable to our directors is set forth below under “Retainers, Fees and Equity Compensation.”

DIRECTOR SUMMARY COMPENSATION FOR THE YEAR ENDED DECEMBER 31, 2011
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)

George R. Christmas	68,750	120,000	-	188,750

B.J. Duplantis	67,750	120,000	-	187,750

Peter D. Kinnear	58,750	120,000	4,000	182,750

John P. Laborde	66,750	120,000	10,000	196,750

Robert S. Murley	15,000	60,000	10,000	85,000

Richard A. Pattarozzi	118,750	120,000	9,325	248,075

Donald E. Powell	58,750	120,000	5,000	183,750

Kay G. Priestly	73,750	120,000	-	193,750

(1)	David H. Welch is not included in this table as he is an officer and thus receives no compensation for his service as a director. Phyllis M. Taylor is not included in this table because she was appointed as a director in January 2012. The compensation received by Mr. Welch is shown in the Summary Compensation Table.

(2)	The values shown in this column reflect the aggregate grant date fair value of restricted stock awards granted in 2011, computed in accordance with FASB ASC Topic 718. The value ultimately received by the director may or may not be equal to the values reflected above. See Note 12 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2011 for a complete description of the valuation, including the assumptions used. On May 20, 2011, each of Messrs. Christmas, Duplantis, Kinnear, Laborde, Pattarozzi and Powell and Ms. Priestly received a grant of 3,979 shares of restricted stock with forfeiture restrictions lapsing in one year or on the date of the annual meeting in 2012. The number of shares for these grants was calculated by dividing $120,000 by the closing price of Stone’s stock on May 20, 2011. Upon his appointment to the board of directors on December 5, 2011, Mr. Murley received a grant of 2,089 shares of restricted stock with forfeiture restrictions lapsing in one year. The number of shares for this grant was calculated by dividing $60,000 by the closing price of Stone’s stock on December 5, 2011. The number of shares of restricted stock held by our non-employee directors at December 31, 2011 was 3,979 shares for each of Messrs. Christmas, Duplantis, Kinnear, Laborde, Pattarozzi and Powell and Ms. Priestly and 2,089 shares for Mr. Murley.

Upon her appointment to the board of directors on January 18, 2012, Ms. Taylor received a grant of 2,143 shares of restricted stock with forfeiture restrictions lapsing in one year. The aggregate grant date fair value of these stock awards will be shown in the Director Summary Compensation Table for 2012.

(3)	The values shown in this column consisted solely of matching charitable contributions of up $10,000 in the aggregate per calendar year per director to qualified charitable organizations. In 2011, the total matching contributions by our company for all directors was $38,325 (Dickinson College, First Baptist Church, Jill’s House, LSU Foundation, NAMI Metropolitan Houston, The National World War II Museum, St. Bede Academy, and University of Illinois Foundation). In addition to the amounts shown, there was a matching charitable contribution of $10,000 for Mr. Welch to United Way of Acadiana.

Retainers, Fees and Equity Compensation

Pursuant to our 2009 Amended and Restated Stock Incentive Plan, the Board determines in its discretion each year whether restricted shares or stock options are to be awarded to any of our directors who are not officers or employees of our company or any of its subsidiaries (“nonemployee directors”). Historically, awards of stock options or restricted shares to nonemployee directors have been granted effective as of the date of the annual meeting of stockholders each year. On May 20, 2011, the Board awarded each nonemployee director 3,979 restricted shares to fully vest in one year or on the date of the annual meeting in 2012, whichever date is earlier. The number of restricted shares was calculated by dividing $120,000 by the closing price of Stone’s common stock on May 20, 2011. Effective May 24, 2012, the Board will award each nonemployee director the number of restricted shares calculated by dividing $130,000 by the closing price of Stone’s common stock on May 24, 2012. Upon the occurrence of a Corporate Change (as defined in the plan) or termination of the nonemployee director’s membership on the Board by reason of death or disability, each stock option will be exercisable in full and forfeiture restrictions on restricted shares will lapse.

Each nonemployee director is also reimbursed for expenses incurred in attending meetings of the Board and committees thereof.

Beginning January 1, 2009, each Nonemployee Director has been paid an annual retainer or stipend of $55,000, increased to $60,000 in 2011, paid on a quarterly basis, in lieu of fees based on the number of meetings attended. This annual retainer has been increased to $85,000 beginning on March 1, 2012. Additionally, the following individuals receive an additional annual retainer, also paid on a quarterly basis: the Non-Executive Chairman of the Board receives $60,000, the Audit Committee Chairman receives $15,000, the Compensation Committee Chairman receives $10,000, the Nominating & Governance Committee Chairman receives $9,000, and the Reserves Committee Chairman receives $9,000. The Board has also reserved the right, in its sole discretion, to provide additional compensation at a rate of not more than $1,500 per additional meeting to nonemployee directors who attend more than five meetings of the Board or more than five meetings of each committee on which he or she serves during a calendar year. The Board did not exercise this right in 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures

The Nominating & Governance Committee Charter provides that the Nominating & Governance Committee periodically reviews all transactions (each, a “Related Person Transaction”) that would require disclosure under Item 404(a) of Regulation S-K and makes a recommendation to the Board regarding the initial authorization or ratification of any such transaction. In accordance with such policies and procedures, each officer and director must complete a directors and officers questionnaire each year that solicits information concerning transactions with related persons. Additionally, each quarter, the Nominating & Governance Committee asks each director whether any issues have arisen concerning independence, transactions with related persons or conflicts of interest. To the extent that a transaction or a possible transaction with a related person exists, the Nominating & Governance Committee determines whether the transaction should be permitted and makes its recommendation to the Board for approval. In determining whether or not to recommend the initial approval or ratification of a Related Person Transaction, the Nominating & Governance Committee considers all of the relevant facts and circumstances available to the committee, including (if applicable) but not limited to: (1) whether there is an appropriate business justification for the transaction; (2) the benefits that accrue to us as a result of the transaction; (3) the terms available to unrelated third parties entering into similar transactions; (4) the impact of the transaction on a director’s independence (in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer); (5) the availability of other sources for comparable products or services; (6) whether it is a single transaction or a series of ongoing, related transactions; and (7) whether entering into the transaction would be consistent with our Code of Business Conduct and Ethics. In the event that the Board considers ratification of a Related Person Transaction and determines not to so ratify, management makes all reasonable efforts to cancel or annul such transaction. All authorized or ratified Related Person Transactions are disclosed in our applicable filings as required by the Securities Act of 1933 and the Exchange Act and related rules.

The Nominating & Governance Committee questions each director at its quarterly meetings on matters and relationships that could present conflicts of interest or be considered related party transactions or affect independence. The Nominating & Governance Committee is particularly sensitive to matters or relationships that fall within the following:

•	Relationships addressed in Section 303A.02(b) of the NYSE Listed Company Manual;
•	Relationships addressed in Item 404 of Regulation S-K of the SEC; and
•

Charitable contributions by Stone to an organization where a director is an executive officer but do not exceed the greater of $1.0 million or 2% of the organization’s gross revenue in any of the last three years.

Related Party Transactions

In March 2012, Stone completed a private offering of $300 million aggregate principal amount of 1 3/4% Convertible Senior Notes due 2017 (the “Convertible Notes”). The Convertible Notes were offered to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. Participating in this transaction as joint book-running managers and initial purchasers were Barclays Capital, Inc. (43%) and Merrill, Lynch, Pierce, Fenner & Smith, Incorporated (43%), which is an affiliate of Bank of America. Participating as co-managers on this transaction were Tudor, Pickering, Holt & Co. Securities Inc. (4%), IBERIA Capital Partners, L.L.C. (1%), and ten other investment banking firms. Donald E. Powell is a member of the board of directors of Bank of America, David H. Welch is a member of the board of directors of IberiaBank Corporation, and a son of Richard A. Pattarozzi is employed as a financial analyst by Tudor, Pickering, Holt & Co. Because the interests of Messrs. Powell and Welch arose only from their positions as directors of Bank of America and IberiaBank, respectively, they are not deemed to have a material direct or indirect interest in this transaction. Tudor, Pickering, Holt & Co. received $330,000 for its participation in this transaction. The Board has determined that Mr. Pattarozzi is independent, but he does not serve on any committee comprised solely of independent directors and has not served on any such committee since May 2011.

In 2011, we utilized the services of FMC Technologies, Inc., which is a leading global provider of technology solutions for the energy industry, particularly subsea, and we paid FMC $341,640 for those services. The Nominating & Governance Committee made a determination that our use of these services did not constitute a material relationship with Stone and did not affect the independence of Mr. Kinnear. Peter D. Kinnear retired from his position as CEO of FMC Technologies in February 2011 and from his position as Chairman of the Board of Directors of FMC Technologies in October 2011.

In 2011, we paid $2.32 million for the services of a boat company, whose current executive officers include a son of John P. Laborde. Our Nominating & Governance Committee has made a determination that our use of the above services did not constitute a material relationship with us and did not affect director independence except in the case of Mr. Laborde because the amount paid to his son’s company exceeded the limit provided by Section 303A.02(b) of the NYSE rules on independence, which requires that if a determination is made that payment for such services exceeds $1 million or may be more than 2% of the consolidated gross revenues of the company providing the services or otherwise impairs director independence, the Board will remove the affected director from any committee comprised solely of independent directors. Accordingly, Mr. Laborde does not serve on any committee comprised solely of independent directors and has not served on any such committee since May 2011.

AUDIT COMMITTEE REPORT

The principal functions of the Audit Committee of the Board of Directors (the “Board”) of Stone Energy Corporation (“Stone”) are to (1) annually review and reassess the adequacy of its charter; (2) review the engagement of an independent registered public accounting firm, including the firm’s qualifications and independence; (3) review with management and the independent registered public accounting firm Stone’s annual and quarterly financial statements; (4) review with management Stone’s major financial risk exposures; (5) review changes to Stone’s significant auditing and accounting principles and practices; (6) consult with the independent registered public accounting firm regarding the firm’s internal quality-control procedures and the procedures for Stone’s financial reporting processes; (7) review the significant reports prepared by the internal auditor; and (8) assist the Board in monitoring compliance with legal and regulatory requirements.

The Board has determined that each of the members of the Audit Committee satisfy the standards of independence established under the Securities and Exchange Commission’s (“SEC”) rules and regulations and listing standards of the New York Stock Exchange. The Board has further determined that each of the members of the Audit Committee is financially literate and is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

In connection with our consolidated financial statements for the year ended December 31, 2011, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements contained in Stone’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 with management;

•	approved the appointment of Ernst & Young LLP to serve as Stone’s independent registered public accounting firm for the fiscal year ending December 31, 2012;

•

discussed with Stone’s independent registered public accounting firm, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

received the written disclosures and the letter from Ernst & Young LLP as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with Ernst & Young LLP its independence from Stone and its management.

Based on the review and discussions with Stone’s management and independent registered public accounting firm, as set forth above, the Audit Committee recommended to Stone’s Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 for filing with the SEC.

Audit Committee,

Kay G. Priestly - Chairman
Peter D. Kinnear
Robert S. Murley
Donald E. Powell

ITEM 1:

ELECTION OF DIRECTORS

General

Our directors are elected annually and serve one-year terms or until their death, resignation or removal. Each of our current directors is standing for reelection. Our Bylaws allow for a maximum of 13 directors, but the Board has determined that 10 is currently the optimal number of directors to serve on our Board and has set the size of the Board at that number.

Based on recommendations from our Nominating & Governance Committee, the Board has nominated George R. Christmas, B. J. Duplantis, Peter D. Kinnear, John P. Laborde, Robert S. Murley, Richard A. Pattarozzi, Donald E. Powell, Kay G. Priestly, Phyllis M. Taylor and David H. Welch for re-election as directors to serve until the 2013 Annual Meeting and until their successors have been elected and qualified, or until their earlier resignation or removal. Each nominee is currently a director, and all nominees except Mr. Murley and Ms. Taylor were previously elected to the Board by the stockholders. Each nominee has consented to being named as a nominee in this proxy statement and has indicated a willingness to serve if elected.

Although the Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the proxy holders will vote for the election of such other person(s) as may be nominated by the Board.

The following table sets forth information, as of March 26, 2012, regarding the names, ages and principal occupations of the director nominees, other directorships in certain companies held by them and the length of continuous service as a director of Stone. Detailed biographical information about each director nominee is set forth below under “Director Biographies.”

Director Nominees	Principal Occupation and Current Directorships	Director Since	Age

George R. Christmas	Retired Lieutenant General, United States Marine Corps; Former President and Chief Executive Officer, Marine Corps Heritage Foundation, a private, non-profit organization that preserves and promotes the history and tradition of the United States Marine Corps	2003	72

B. J. Duplantis	Senior Partner of the law firm of Gordon, Arata, McCollam, Duplantis & Eagan	1993	72

Peter D. Kinnear	Former Chairman of the Board and Chief Executive Officer of FMC Technologies, Inc., a leading global provider of technology solutions for the energy industry; Director, Superior Energy Services, Inc.	2008	65

John P. Laborde	Retired Chairman Emeritus, Tidewater Inc., world’s largest oil and gas marine offshore owner and operator of vessels; Chairman, Laborde Marine Lifts, Inc., and Laborde Products, Inc., which are privately held lift boat and diesel service companies; Chairman, Labmore Properties, Inc. and Lab-Rex, L.L.C., private real estate companies	1993	88

Robert S. Murley	Vice Chairman and Chairman of Investment Banking, Americas, at Credit Suisse Group; Director, Apollo Group	2011	62

Richard A. Pattarozzi	Non-Executive Chairman of the Board; Former Vice President of Shell Oil Company, a major energy company; Director, Tidewater Inc.; Director, FMC Technologies Inc.	2000	68

Donald E. Powell	Director, Bank of America Corporation and QR Energy LP; Former Federal Coordinator of Gulf Coast Rebuilding; former Chairman of the Federal Deposit Insurance Corporation; former President and CEO of the First National Bank of Amarillo, Texas	2008	70

Kay G. Priestly	Chief Financial Officer, Rio Tinto Copper (a division of the Rio Tinto Group – Rio Tinto plc and Rio Tinto Limited), a global company whose business is finding, mining and processing mineral resources; director of Ivanhoe Mines Ltd.	2006	56

Phyllis M. Taylor	Chairman and Chief Executive Officer of Taylor Energy Company LLC, a privately held energy company	2012	70

David H. Welch	President and Chief Executive Officer of Stone; Director, IberiaBank Corporation	2004	63

Each of the nominees has been engaged in the principal occupation set forth opposite his or her name for at least the past five years except as may be described below. Each of the nominees, other than Mr. Welch, is currently a non-management director. Each of the nominees, other than Messrs. Laborde and Welch, is an independent director.

Our Board believes that each of our directors is highly qualified to serve as a member of our Board. Each of our directors has contributed to the mix of skills, core competencies and qualifications of our Board. Ms. Priestly and Messrs. Kinnear, Murley and Powell, are particularly valued for their financial and business acumen. Messrs. Duplantis and Laborde and Ms. Taylor bring an appreciation of legal matters to the Board as a result of their legal education and experience. Messrs. Pattarozzi and Welch, as engineers and former heads of substantial business units of major oil companies, contribute an in-depth understanding of operational issues confronting our business. Messrs. Christmas, Kinnear, Laborde, Murley, Pattarozzi and Welch and Ms. Taylor offer the judgment and perspective of former chief executive officers, presidents and leaders of major enterprises. Each director also contributes intangible qualities such as critical thinking, industry knowledge, and historical knowledge of our business. Messrs. Duplantis and Laborde have served on the Board since we first became a public company in 1993.

Described below under “Director Biographies” are the principal occupations and positions and directorships for at least the past five years of our directors and director nominees, as well as certain additional information regarding their individual experience, qualifications, attributes and skills that led our Board to conclude that each of our directors should serve on the Board.

THE BOARD RECOMMENDS STOCKHOLDERS VOTE “FOR”

EACH OF THE DIRECTOR NOMINEES IDENTIFIED ABOVE.

Director Biographies

George R. Christmas was elected as a director in 2003. He retired in 2011 as President and Chief Executive Officer of the Marine Corps Heritage Foundation, which directly supports the historical programs of the Marine Corps, preserves the history, traditions and culture of the Marine Corps, and educates Americans in its virtues. Lt. Gen. Christmas graduated from University of Pennsylvania and then Shippensburg University with an MBA degree. He served in the U. S. Marine Corps from 1962 to 1996, originally commissioned as a second lieutenant and rising to Brigadier General in 1988, Major General in 1991, and Lieutenant General in 1993 as Commanding General, I Marine Expeditionary Force, Camp Pendleton, California. Lt. General Christmas’s personal decorations and medals include the Navy Cross, Defense Distinguished Service Medal, Navy Distinguished Service Medal, Defense Superior Service Medal, Purple Heart, Meritorious Service Medal and three gold stars in lieu of consecutive awards, the Army Commendation Medal, and the Vietnamese Cross of Gallantry with palm. He has previously served as a consultant or advisor to various entities, including Wexford Group International, Northrup Gruman Space & Mission Systems Corporation, Marine Corps Heritage Foundation, RAND Corporation, and HARRIS Corporation. The Board selected Lt. Gen. Christmas to serve as a director because of his leadership ability and his many years of experience in U. S. national security, enabling him to assist the Board in assessing geo-political risk, which brings a unique and valuable experience to the Board. The Board has determined that Mr. Christmas has the requisite integrity, skills and leadership abilities to be Chairman of the Compensation Committee and a member of the Nominating & Governance Committee.

B. J. Duplantis was elected as a director in 1993. He graduated from Louisiana State University with a degree in petroleum chemical engineering. Mr. Duplantis joined Shell Oil Company, where he served in various engineering and management capacities over 10 years in Louisiana, Texas, California and New York. He also graduated from Loyola University with a Juris Doctor degree and served in Shell Oil Company’s legal department from 1971 to 1978 and in The Superior Oil Company’s legal department from 1979 to 1982. Mr. Duplantis has been a senior partner with the law firm of Gordon, Arata, McCollam, Duplantis & Eagan since 1982. The Board selected Mr. Duplantis to serve as a director because of his expansive knowledge of the oil and gas industry coupled with his legal skills. The Board has determined that Mr. Duplantis has the requisite skills and leadership abilities to be Chairman of the Nominating & Governance Committee and a member of the Compensation and the Reserves Committees.

Peter D. Kinnear was elected as a director in 2008. Mr. Kinnear retired in 2011 from his positions as Chairman of the Board and Chief Executive Officer of FMC Technologies, Inc., a leading provider of technology services to the energy industry. He is also a director of Superior Energy Services, Inc., a former director of Tronox, Incorporated, and serves as a director or trustee of various non-public entities, including The Petroleum Equipment Suppliers Association, the Business Council, and Spindletop International. Mr. Kinnear received a bachelor’s degree in chemical engineering from Vanderbilt University and an MBA from the University of Chicago. He also serves on the Boards of the United Way of Greater Houston and the American Heart Association. The Board selected Mr. Kinnear to serve as a director because of his knowledge of the oil and gas industry, financial acumen, experience as a chief executive officer, and relationships with chief executives and other senior management at oil and gas companies and oilfield service companies throughout the world, all of which brings a unique and valuable experience to the Board. The Board has determined that

Mr. Kinnear is an “audit committee financial expert,” as such term is defined by the SEC, and has the requisite skills to be a member of the Audit, the Compensation, and the Nominating & Governance committees.

John P. Laborde was elected as a director in 1993. He served in the United States Army in the Pacific in World War II, where he attained the rank of captain and was on the adjutant general’s staff of General of the Army Douglas MacArthur. Mr. Laborde received both his undergraduate and Juris Doctor degrees from Louisiana State University. He was Co-Founder and Retired Chairman, President and CEO, Tidewater, Inc., the largest worldwide oil and gas marine offshore owner and operator of vessels; Founder and Chairman, Laborde Marine Lifts, Inc. and Laborde Products, Inc., which are privately held lift boat and diesel engine service companies; former Chairman and Director of Stewart Enterprises, Inc. and VT Halter Marine, Inc., and past director of numerous public corporations over his career, including BellSouth Corporation, South Central Bell Telephone Company, Hibernia National Bank, Hibernia Holding, MidCon Corporation, United Gas Pipeline Company, United Energy Resources, American Bankers Insurance Group, American Bureau of Shipping Group, LaSalle Energy Corporation, Stewart Enterprises, VT Halter Marine, Inc., and Stolt Comex Seaway S.A. He also formed Tidewater Compression Service, the largest owner and operator of gas compression services in the United States. He has also served on many professional, civic and religious boards, trusts and advisory groups, including having served as Chairman of the Louisiana Recovery Authority Support Foundation, the Lower Mississippi Waterway Safety Advisory Committee, the Louisiana Governor’s Energy Committee, and the Bicentennial Endowment Campaign for the Archdiocese of New Orleans. He has also received many honors, including induction as a pioneer into the Offshore Energy Center’s Hall of Fame, Maritime Man of the Year, Distinguished Alumnus, Louisiana State University Alumni Federation, Junior Achievement Lifetime Achievement Award, and Louisiana Legend from Louisiana Public Broadcasting. Mr. Laborde was selected to serve as a director because of his knowledge of the oil and gas industry, experience as a chief executive officer, and relationships with chief executives and other senior management at oil and gas companies and oilfield service companies in Louisiana and the industry, which brings a unique and valuable experience to the Board. The Board has determined that Mr. Laborde has the requisite skills and leadership abilities to serve as Chairman of the Reserves Committee. During the previous five years, Mr. Laborde has served as a director and Chairman of Stewart Enterprises, Inc. and VT Halter Marine, Inc.

Robert S. Murley was elected by the Board as a director in December 2011. Mr. Murley is currently a Vice Chairman and Chairman of Investment Banking, Americas, at Credit Suisse Group, but that is anticipated to change to “Senior Advisor, Credit Suisse” in the very near future. Mr. Murley received his bachelor’s degree from Princeton University, and MBA from the UCLA Anderson School of Management, and a master’s degree in International Economics from the London School of Economics. Mr. Murley also serves as a director of the Apollo Group, where he is chairman of the finance committee. Mr. Murley is involved in numerous civic activities, including serving as a Trustee and member of the Executive Committee of Princeton University, Vice Chairman of the Board of Trustees of Children’s Memorial Hospital, Chairman of the Board of Trustees of the Educational Testing Service, Trustee of the Museum of Science and Industry, and a member of the Board of Overseers of the UCLA Anderson School of Management. Mr. Murley was selected to serve as a director because of his vast experience in investment banking, which brings a unique and valuable experience to the Board. The Board has determined that Mr. Murley is an “audit committee financial expert,” as such term is defined by the SEC, and that he has the requisite skills to be a member of the Audit, the Compensation, and the Nominating & Governance Committees.

Richard A. Pattarozzi was elected as a director in 2000. He graduated from University of Illinois with a civil engineering degree and worked for Shell Oil Company for over 33 years, from 1966 to 2000 in the United States, both onshore and in the Gulf of Mexico. During the last 10 years of his career with Shell, Mr. Pattarozzi was the chief executive officer for business units focused on the Outer Continental Shelf of the Gulf of Mexico and also in the deepwater. Mr. Pattarozzi currently serves as a director of Tidewater, Inc. and FMC Technologies, Inc., and he has served as a director of Global Industries, Ltd., Transocean Inc., and Superior Energy Services Inc., during the previous five years. Mr. Pattarozzi also serves as secretary of the board of trustees of the National World War II Museum, Inc., is past Chairman of the Offshore Energy Center and trustee of the United Way in New Orleans. Mr. Pattarozzi was selected to serve as a director because of his knowledge of the oil and gas industry, experience in senior management at a major oil and natural gas company, and relationships with chief executives and other senior management at oil and gas companies and oilfield service companies in Louisiana, which brings a unique and valuable experience to the Board. Mr. Pattarozzi is the Non-Executive Chairman of the Board, and he also serves as a member of the Reserves Committee and presides over meetings of the non-management directors.

Donald E. Powell was elected as a director in 2008. Mr. Powell graduated from West Texas State University with a degree in economics and is a graduate of The Southwestern Graduate School of Banking at Southern Methodist University. He serves on the board of directors of both Bank of America Corporation, where he serves on the audit, compensation, and executive committees, and its affiliate, Merrill Lynch International, based in London. He is also a director with QR Energy, LP, where he serves on the audit committee and the conflicts committee. Mr. Powell served as the Federal Coordinator of Gulf Coast Rebuilding from November 2005 until March 2008, and he received the

Presidential Citizens Medal in 2008 from President Bush. Mr. Powell was the 18th Chairman of the Federal Deposit Insurance Corporation, where he served from August 2001 until November 2005. Mr. Powell previously served as President and Chief Executive Officer of the First National Bank of Amarillo, where he started his banking career in 1971. He also served as Chairman of the Board of Regents of the Texas A&M University System, Advisory Board Member of the George Bush School of Government and Public Service, and Chairman of the Amarillo Chamber of Congress. Mr. Powell was selected to serve as a director because of his vast financial experience, which brings a unique and valuable experience to the Board. The Board has determined that Mr. Powell is an “audit committee financial expert,” as such term is defined by the SEC, and has the requisite skills to be a member of the Audit and the Nominating & Governance Committees.

Kay G. Priestly was elected as a director in 2006. Ms. Priestly is currently the Chief Financial Officer of Rio Tinto Copper (a division of the Rio Tinto Group – Rio Tinto plc and Rio Tinto Limited). Rio Tinto’s business is finding, mining and processing mineral resources. Ms. Priestly is a director of Ivanhoe Mines Ltd., and she previously served as a director of Palabora Mining Company Limited. From 2006 to 2008, she was Vice President, Finance, and Chief Financial Officer of Rio Tinto’s Kennecott Utah Copper operations. Ms. Priestly served as Vice President, Risk Management, and General Auditor, for Entergy Corporation, an integrated energy company engaged primarily in electric power production and retail distribution operations, from 2004 to 2006. Ms. Priestly is the former Executive Vice President and Chief Operating Officer of American Nursing Services, Inc., which provides nursing services, where she served from 2002 through 2003. Ms. Priestly previously spent over 24 years with global professional services firm Arthur Andersen, where she provided tax and consulting services to global companies in the energy and mining sectors. While at Andersen, she was a member of the global energy team, served as managing partner of the New Orleans office from 1997 to 2000, and was a member of Andersen’s global executive team from 2001 to 2002. Ms. Priestly was selected to serve as a director because of her knowledge of generally accepted accounting principles, her knowledge of international financial reporting standards, and her vast experience in financial and accounting matters, which brings a unique and valuable experience to the Board. The Board has determined that Ms. Priestly is an “audit committee financial expert,” as such term is defined by the SEC, and has the requisite skills and leadership abilities to be Chairman of the Audit Committee and a member of the Reserves and the Nominating & Governance Committees.

Phyllis M. Taylor was elected by the Board as a director in January 2012. Ms. Taylor is the Chairman and Chief Executive Officer of Taylor Energy Company LLC. Ms. Taylor is a graduate of Tulane University School of Law in New Orleans, and she served as a law clerk for the Supreme Court of Louisiana and subsequently served as in-house counsel for private energy companies. Ms. Taylor also serves as Chairman and President of the Patrick F. Taylor Foundation and on the Iberia Bank Advisory Board, and she is involved in numerous civic activities, including serving on the New Orleans Business Council, the Education Commission of the States, the Congressional Medal of Honor Foundation, the Smithsonian National Board, the Catholic Leadership Institute National Advisory Board, the Greater New Orleans Foundation, the Tulane University President’s Council, the Xavier University Board of Trustees, and the New Orleans Ballet Association. Ms. Taylor was selected to serve as a director because of her legal knowledge, her knowledge of the oil and gas industry, her experience as chief executive of an oil and natural gas company, and her relationships with other chief executives and senior management at oil and gas companies, which brings a unique and valuable experience to the Board. The Board has determined that Ms. Taylor has the requisite skills and experience to serve as a member of the Nominating & Governance and the Reserves Committees.

David H. Welch was elected as a director in 2004. He has served as our President and Chief Executive Officer since April 2004, and he also serves as a director of Iberia Bank. Mr. Welch has an engineering degree from Louisiana State University and a doctoral degree in economics from Tulane University. He has completed the Harvard Business School advanced management program and executive development programs at Stanford Business School and at Cambridge University. Prior to joining us in 2004, he worked for BP Amoco or its predecessors for 26 years, where his final role was Senior Vice President, BP America Inc. Mr. Welch is past Chairman of the Offshore Energy Center, an executive director of the National Ocean Industries Association, a trustee of the Nature Conservancy, past Chairman of the Greater Lafayette Chamber of Commerce, a director of Louisiana Association of Business and Industry, 2011 Chairman of the United Way in Acadiana, and a director of the Upper Lafayette Economic Development Foundation. Mr. Welch was selected to serve as a director because of his knowledge of the oil and gas industry, experience as senior management with a major oil and natural gas company, and relationships with chief executives and other senior management at oil and gas companies and oilfield service companies in Louisiana, which brings a unique and valuable experience to the Board. Mr. Welch is the only member of management on the Board.

ITEM 2:

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM, ERNST & YOUNG LLP, FOR FISCAL 2012

Pursuant to the recommendation of the Audit Committee, the Board appointed Ernst & Young LLP, independent registered public accounting firm, to audit our consolidated financial statements for the year ending December 31, 2012. The Board recommends that stockholders vote for the ratification of this appointment. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Board believes that the change would be in the best interests of Stone and its stockholders. If the stockholders vote against ratification, the Board will reconsider its selection.

Ernst & Young LLP has served as our independent registered public accounting firm and audited our consolidated financial statements beginning with the fiscal year ended December 31, 2002.

We are advised that no member of Ernst & Young LLP has any direct or material indirect financial interest in Stone or, during the past three years, has had any connection with us in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

Set forth below are the aggregate fees billed by Ernst & Young LLP, the independent registered public accounting firm, for each of the last two fiscal years:

	2011	2010
Audit Fees(1)	$627,500	$595,420
Audit-Related Fees	-	-
Tax Fees(2)	69,500	58,250
All Other Fees	-	-

Total	$697,000	$653,670

(1)	Audit Fees represent the aggregate fees billed for professional services provided in connection with the audit of Stone’s financial statements, attestation work in connection with our Sarbanes-Oxley Section 404 internal control compliance, review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)	Tax Fees represent the aggregate fees billed for professional services provided in connection with tax return preparation and tax consulting.

The Audit Committee has the sole authority to appoint or replace the independent registered public accounting firm (subject, if applicable, to stockholder ratification), and approves all audit engagement fees and terms and all significant non-audit engagements with the independent registered public accounting firm. The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. At the beginning of the fiscal year, the Audit Committee pre-approves the engagement of the independent registered public accounting firm to provide audit services based on fee estimates. The Audit Committee also pre-approves proposed audit-related services, tax services and other permissible services, based on specified project and service details, fee estimates, and aggregate fee limits for each service category. The Audit Committee pre-approved all services provided by the independent registered public accounting firm in 2011. The Audit Committee receives a report at each meeting on the status of services provided or to be provided by the independent registered public accounting firm and the related fees.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions from stockholders.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ITEM 2 TO RATIFY

THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ERNST &

YOUNG LLP, FOR FISCAL 2012.

ITEM 3:

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

We are providing our stockholders with an advisory (nonbinding) vote on the compensation paid to our Named Executive Officers (sometimes referred to as the “say-on-pay” proposal) as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the accompanying compensation tables, and narrative discussion set forth in this Proxy Statement. Accordingly, you may vote on the following resolution at our Annual Meeting:

“Resolved, that the compensation paid to Stone Energy Corporation’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

This vote is nonbinding. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described above in detail under the “Compensation Discussion and Analysis” section of this proxy statement, our compensation programs are designed to attract and retain talented executives and also to motivate our executives to achieve our designated goals and thereby create a successful company. We ask that you please read this discussion and analysis of our compensation programs. This advisory, nonbinding say-on-pay vote does not cover director compensation, which is also disclosed in the accompanying compensation tables.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE

ADVISORY VOTE ON EXECUTIVE COMPENSATION.

OTHER MATTERS FOR 2012 ANNUAL MEETING

The Board does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the proxy holders.

COMMUNICATIONS WITH DIRECTORS

If any stockholder or third party has a complaint or concern regarding accounting, internal accounting controls or auditing matters at Stone, they should send their complaint in writing to Ms. Priestly, the Chairman of the Audit Committee at our principal executive offices, which are located at the address listed below. If any stockholder or third party has a concern about Stone or otherwise wishes to communicate with the Board, they should send their communication in writing to the Chairman at our principal executive offices. If any stockholder or any other interested party wishes to communicate with a non-management or independent director or with the Presiding Director, the stockholder or interested party should send the communication in writing to Mr. Pattarozzi, the Non-Executive Chairman of the Board and Presiding Director, at our principal executive offices.

Any interested party who wishes to communicate directly with the Board, a committee of the Board or with an individual director, should send the communication to:

Board of Directors or committee name or

Director’s name, as appropriate

Stone Energy Corporation

625 E. Kaliste Saloom Road

Lafayette, Louisiana 70508

We will forward all correspondence directly to the committee or individual director, as appropriate.

A majority of the independent directors approved our process for collecting and organizing stockholder communications to the Board.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at our 2013 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In accordance with Rule 14a-8, stockholder proposals should be received by our Secretary at Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508, not later than December 12, 2012.

In addition to the requirements of Rule 14a-8, and as more specifically provided in our Bylaws, in order for nominations of persons for election to the Board or a proposal of any other business to be properly brought before the 2013 Annual Meeting of Stockholders, whether or not submitted for inclusion in our proxy statement under the applicable SEC rules, it must be submitted in accordance with our Bylaws and must be received at our principal executive offices no earlier than January 24, 2013 and not later than February 24, 2013. Any such proposal must be an appropriate subject for stockholder action under applicable law and must comply with Article II, Section 13 of our Bylaws and must be submitted in writing and mailed to our Secretary at the address shown above. Detailed information for submitting stockholder proposals is available upon written request to our Secretary at the address listed above.

Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2013 Annual Meeting of Stockholders that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before February 25, 2013, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after February 25, 2013, and the matter nonetheless is permitted to be presented at the 2013 Annual Meeting of Stockholders, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the requirements described above or other applicable requirements.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement to those stockholders. This method of delivery, often referred to as “householding,” helps to reduce the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies.

We are householding proxy materials for stockholders of record in connection with the Annual Meeting unless otherwise notified. We have been notified that certain intermediaries may household proxy materials as well. If you hold your shares of common stock through a broker or bank that has determined to household proxy materials:

•	Only one proxy statement and one Annual Report to Stockholders will be delivered to multiple stockholders sharing an address unless you notify your broker or bank to the contrary; and

•

We will promptly deliver you a separate copy of the proxy statement and Annual Report to Stockholders for the 2012 Annual Meeting and for future meetings if you so request by calling us at (337) 237-0410 or by writing to our Secretary at Stone Energy Corporation, 625 E. Kaliste Saloom Road, Lafayette, Louisiana 70508 or you can contact your bank or broker to make a similar request.

Please contact us or your bank or broker directly if you have questions or wish to revoke your decision to household and thereby receive multiple copies. You should also contact us or your bank or broker if you wish to request delivery of a single copy if you are currently receiving multiple copies. These options are available to you at any time.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time on May 23, 2012.

STONE ENERGY CORPORATION	INTERNET http://www.proxyvoting.com/sgy Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

20236

▼  FOLD AND DETACH HERE  ▼

The Board of Directors recommends stockholders vote FOR each of the nominees for director listed below, and FOR Items 2 and 3.	Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

Item 1. ELECTION OF DIRECTORS	☐	☐	☐	Item 2.	RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ERNST & YOUNG LLP, FOR FISCAL 2012	☐	☐	☐

Nominees:

01 George R. Christmas      06 Richard A. Pattarozzi

02 B.J. Duplantis                  07 Donald E. Powell

03 Peter D. Kinnear             08 Kay G. Priestly

04 John P. Laborde             09 Phyllis M. Taylor

05 Robert S. Murley            10 David H. Welch

				Item 3.	APPROVAL, BY NONBINDING VOTE, OF RESOLUTION APPROVING EXECUTIVE COMPENSATION	☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and strike through that nominee’s name.)				Note: In their discretion, the proxies are authorized to vote upon other business as may properly come before the meeting or any adjournments or postponements thereof.

I PLAN TO ATTEND THE MEETING If you check the box to the right, an admission card will be sent to you.	☐
All as more particularly described in the accompanying Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.
Mark Here for Address Change or Comments SEE REVERSE	☐

            NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature	Signature	Date

You can now access your Stone Energy Corporation account online.

Access your Stone Energy Corporation account online via Investor ServiceDirect® (ISD).

The transfer agent for Stone Energy Corporation now makes it easy and convenient to get current information on your shareholder account.

• View account status • View certificate history • View book-entry information	• View payment history for dividends • Make address changes • Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

The Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2012 Annual Meeting of Stockholders, the 2011 Annual Report to Stockholders and the Annual Report on Form 10-K for the fiscal year ended December 31, 2011 of Stone Energy Corporation are available at http://bnymellon.mobular.net/bnymellon/sgy

▼  FOLD AND DETACH HERE  ▼

STONE ENERGY CORPORATION

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

MAY 24, 2012

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF STONE ENERGY CORPORATION

The undersigned stockholder of Stone Energy Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Richard A. Pattarozzi, David H. Welch and B. J. Duplantis, and each of them, attorneys and proxies for the undersigned, with full power of substitution, to vote all shares of Stone Energy Corporation common stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Stone Energy Corporation, on May 24, 2012 at 10:00 a.m., Central Time, in New Orleans, Louisiana, or at any adjournments or postponements thereof, upon the matters set forth below and described in the accompanying Proxy Statement and upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please vote, date and sign this proxy card on the reverse side and return promptly in the enclosed envelope or submit your proxy by following the telephone or Internet voting instructions provided on the reverse side.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR each director nominee listed, and FOR Items 2 and 3, and as the proxies deem appropriate on such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournments or postponements thereof.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250
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(Continued and to be marked, dated and signed, on the other side)